 Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
H&E EQUIPMENT SERVICES, INC.
at
$92.00 Net Per Share
by
UR MERGER SUB VII CORPORATION
a wholly owned subsidiary of
UNITED RENTALS (NORTH AMERICA), INC.,
a wholly owned subsidiary of
UNITED RENTALS, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON FEBRUARY 25, 2025, UNLESS THE OFFER IS EXTENDED.
The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of January 13, 2025 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among H&E Equipment Services, Inc., a Delaware corporation (“H&E”), United Rentals Inc., a Delaware corporation (“URI”), and UR Merger Sub VII Corporation, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of United Rentals (North America), Inc., a Delaware corporation and wholly owned subsidiary of URI (“URNA”). Merger Sub is offering to purchase any and all of the shares of common stock, par value $0.01 per share (the “Shares”), of H&E that are outstanding at a price of $92.00 per Share, net to the holder thereof in cash (the “Offer Price”), without interest, less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”
Pursuant to the Merger Agreement, as soon as practicable following the time we accept, for the first time, for payment Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Acceptance Time”) and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Merger Sub will be merged with and into H&E (the “Merger”) without a meeting of the stockholders of H&E in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with H&E continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and becoming a wholly owned subsidiary of URI. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares that are held by any stockholders or beneficial owners who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, net to the holder thereof in cash, without interest, less any applicable withholding of taxes, except for Shares then owned by URI, Merger Sub, or H&E and its subsidiaries, which Shares will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.
THE BOARD OF DIRECTORS OF H&E RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.
The board of directors of H&E (the “H&E Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of H&E and its stockholders, and declared it advisable to enter into the Merger Agreement with URI and Merger Sub, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the DGCL, (iii) resolved that, subject to the terms of the Merger Agreement, the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that H&E’s stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, in each case, upon the terms and subject to the conditions of the Merger Agreement.
The Offer is not subject to any financing condition.   The Offer is conditioned upon: (i) the number of Shares validly tendered (and not properly withdrawn) prior to one minute after 11:59 p.m., Eastern Time, on Tuesday, February 25, 2025 (the “Expiration Date,” unless Merger Sub extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire) (excluding Shares tendered pursuant to guaranteed delivery procedures that were not received prior to the Expiration Date) together with the Shares then owned by Merger Sub, representing at least one Share more than 50% of the then outstanding Shares; (ii) the accuracy of H&E’s representations and warranties contained in the Merger Agreement (subject to customary materiality qualifiers), (iii) H&E’s performance of its obligations under the Merger Agreement in all material respects, (iv) the absence of a Company Material Adverse Effect (as defined below) that has occurred after the date of the Merger Agreement and is continuing, (v) the absence of any legal or regulatory restraint that prevents the consummation of the Offer or the Merger and the expiration of any waiting periods applicable to the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) the absence of a termination of the Merger Agreement in accordance with its terms, (vii) the commencement and completion of the Marketing Period (as defined below); and (viii) other customary conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.” After the Offer Acceptance Time and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, URI, Merger Sub and H&E will cause the Merger to become effective without a meeting of the stockholders of H&E in accordance with Section 251(h) of the DGCL.
A summary of the principal terms of the Offer appears on pages i through viii of this Offer to Purchase. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.
January 28, 2025

IMPORTANT
If you desire to tender all or any portion of your Shares to Merger Sub pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Equiniti Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Merger Sub pursuant to the Offer.
If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Merger Sub pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”
The Letter of Transmittal, the certificates for the Shares (if not held in book-entry form) and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for one minute after 11:59 p.m., Eastern Time, on Tuesday, February 25, 2025), unless extended).
*****
Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth below. In addition, requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders Call Toll Free: (877) 687-1875
Banks and Brokers Call Collect: (212) 750-5833

SUMMARY TERM SHEET
Securities Sought:	Any and all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of H&E Equipment Services, Inc. (“H&E”).
Price Offered Per Share:	$92.00 per Share, net to the holder thereof in cash (the “Offer Price”), without interest, less any applicable withholding of taxes.
Scheduled Expiration Date:	One minute after 11:59 p.m., Eastern Time, on Tuesday, February 25, 2025, unless the Offer (as defined below) is extended.
Purchaser:	UR Merger Sub VII Corporation, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of United Rentals (North America), Inc., a Delaware corporation (“URNA”). URNA is a wholly owned subsidiary of United Rentals, Inc., a Delaware corporation (“URI”).
H&E Board Recommendation:	The board of directors of H&E (the “H&E Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of H&E and its stockholders, and declared it advisable to enter into the Merger Agreement with URI and Merger Sub, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the DGCL, (iii) resolved that, subject to the terms of the Merger Agreement, the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that H&E’s stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, in each case, upon the terms and subject to the conditions of the Merger Agreement.
The following are some questions that you, as a stockholder of H&E, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated, our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Merger Sub.
Who is offering to buy my Shares?
We are UR Merger Sub VII Corporation, a Delaware corporation, or “Merger Sub,” formed for the purpose of making the Offer and merging with and into H&E. We are a wholly owned subsidiary of United Rentals (North America), Inc., a Delaware corporation, or “URNA.” URNA is a wholly owned subsidiary of United Rentals, Inc., a Delaware corporation, or “URI.” We are making this Offer pursuant to the Agreement and Plan of Merger, dated as of January 13, 2025 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among URI, Merger Sub and H&E. See the “Introduction” and Section 8 — “Certain Information Concerning Merger Sub, URNA and URI.”

i

How many Shares are you offering to purchase in the Offer?
We are making the Offer to purchase any and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, H&E, while allowing H&E’s stockholders an opportunity to receive the Offer Price promptly after the Offer Acceptance Time (as defined below) (and in any event within three business days) by tendering their Shares pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, URI and H&E will consummate the Merger as soon as practicable thereafter without any action by the stockholders of H&E in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger (the “Effective Time”), H&E will become a wholly owned subsidiary of URI. See Section 12 — “Purpose of the Offer; Plans for H&E.”
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $92.00 per Share, net to the holder thereof in cash, without interest, less any applicable withholding of taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
What does the H&E Board recommend?
The H&E Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of H&E and its stockholders, and declared it advisable to enter into the Merger Agreement with URI and Merger Sub, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the DGCL, (iii) resolved that, subject to the terms of the Merger Agreement, the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that H&E’s stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, in each case, upon the terms and subject to the conditions of the Merger Agreement.
See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for H&E” and H&E’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities and Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to H&E’s stockholders in connection with the Offer.
What are the most significant conditions to the Offer?
The Offer is conditioned upon, among other things:
•
the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (excluding Shares tendered pursuant to guaranteed delivery procedures that were not received prior to the Expiration Date), together with the Shares then owned by Merger Sub, representing at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”);

•
the accuracy of H&E’s representations and warranties contained in the Merger Agreement (subject to customary materiality qualifiers);

•
H&E’s performance of its obligations under the Merger Agreement in all material respects;

•
the absence of a Company Material Adverse Effect (as defined below) that has occurred after the date of the Merger Agreement and that is continuing;

•
the absence of any legal or regulatory restraint that prevents the consummation of the Offer or the Merger and the expiration of any waiting periods applicable to the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Regulatory Approval Condition”);

•
the absence of a termination of the Merger Agreement in accordance with its terms (the “Termination Condition”);

•
the commencement and completion of the Marketing Period (as defined below); and

•
other customary conditions described in this Offer to Purchase as set forth in Section 15 — “Conditions to the Offer.”

We and URI may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without H&E’s consent. See Section 15 — “Conditions to the Offer.”
Is the Offer subject to any financing condition?
No. The Offer is not subject to any financing condition.
Do you have the financial resources to pay for all Shares?
Yes. The total amount of funds required by us to purchase all Shares pursuant to the Offer and to pay related fees and expenses is approximately $4.9 billion, including the repayment of $1.4 billion of H&E’s net debt. URI will provide or cause to be provided to us sufficient funds to pay all fees and expenses contemplated by the Merger Agreement, including to purchase all Shares validly tendered in the Offer, and will provide funding for our acquisition of the remaining Shares in the Merger.
We expect to fund such amount with a combination of newly issued debt and/or borrowings and drawings using existing capacity under our ABL facility. In addition, we have agreed to the terms of a commitment letter that have been executed by Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Wells Fargo Securities, LLC (“WFS”) and Wells Fargo Bank, National Association (together with WFS, “Wells Fargo” and together with Morgan Stanley and any other initial lenders, the “Initial Lenders”) for a senior unsecured bridge facility in an aggregate principal amount of up to $3,800.0 million (the “Bridge Facility”). Based upon newly issued debt and/or borrowings and existing capacity under our ABL facility (or amounts available under the Bridge Facility if such financing transactions are not completed), we will have sufficient funds to pay the Offer Price for all Shares in the Offer.
The Bridge Facility arranged for us in connection with the Offer is subject to limited conditions.
See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender pursuant to the Offer?
No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the consummation of the Offer is not subject to any financing condition;

•
the Offer is being made for all Shares solely for cash;

•
if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•
we will have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger, and the Bridge Facility arranged for us in connection with the Offer provides for a “certain funds” commitment.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

What percentage of Shares do you or your controlled affiliates currently own?
None of Merger Sub, URNA or URI or any of their respective controlled affiliates currently own any Shares.
How long do I have to decide whether to tender pursuant to the Offer?
You will be able to tender your Shares pursuant to the Offer until one minute after 11:59 p.m., Eastern Time, on Tuesday, February 25, 2025 (the “Expiration Date,” unless Merger Sub extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Signature Guarantees”) may guarantee that the missing items will be received by Equiniti Trust Company, LLC, our depositary for the Offer (the “Depositary”), within one NASDAQ Global Select Market (“NASDAQ”) trading day. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?
Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with its terms and (y) one business day prior to the Termination Date (as defined below) (such earlier occurrence, the “Extension Deadline”).
Pursuant to the Merger Agreement, we are required to extend the Offer:
•
for additional periods of up to 10 business days per extension if, as of the scheduled Expiration Date, any Offer Condition (as defined below) is not satisfied (unless such condition is waivable by Merger Sub or URI and has been waived), to permit such Offer Condition to be satisfied;

•
from time to time for any period required by applicable law, any interpretation or position of the SEC, the staff thereof or the New York Stock Exchange (“NYSE”) applicable to the Offer; and

•
until the later of the No-Shop Period Start Date (as defined below) or the date when any Excluded Parties (as defined below) cease to be Excluded Parties (and if any such date is not a business day, the first business day thereafter).

The Merger Agreement provides that we are not required to extend the Offer beyond the Extension Deadline. The “Termination Date” means May 13, 2025, subject to potential extensions for an additional 30 days if certain regulatory conditions remain outstanding as of the Termination Date, and to the date that is five business days following the then-scheduled end date of the Marketing Period (as defined below) in the event that the Marketing Period has commenced but has not been completed as of the Termination Date, as summarized below in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination of the Merger Agreement.” If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer.”
How will I be notified if the time period during which I can tender my Shares pursuant to the Offer is extended?
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. See Section 1 — “Terms of the Offer.”
How do I tender my Shares pursuant to the Offer?
To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company (“DTC”). You should contact the institution that holds your Shares for more details.
If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within one NASDAQ trading day after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”
Have any stockholders already agreed to tender their Shares in the Offer?
No. We have not entered into any agreements with any of H&E’s stockholders with respect to their tender of Shares into the Offer. H&E has been advised, however, that all of its directors and executive officers currently intend to tender, or cause to be tendered pursuant to the Offer, all of their transferrable Shares held of record and beneficially owned by such persons immediately prior to the expiration of the Offer. The foregoing does not include any Shares over which, or with respect to which, any such executive officer or director acts in a fiduciary capacity or is subject to the instructions of a third party with respect to such tender or is a Company equity award held by such executive officer or director.
Until what time may I withdraw previously tendered Shares?
Except as otherwise provided in Section 4 — “Withdrawal Rights,” tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after 60 days from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”
How do I properly withdraw previously tendered Shares?
To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”
Upon the successful consummation of the Offer, will Shares continue to be publicly traded?
No. Following the consummation of the Offer, we, URI and H&E expect to consummate the Merger as soon as practicable in accordance with Section 251(h) of the DGCL. Following the Merger, the Shares will no longer be publicly traded and the Surviving Corporation will be a wholly owned subsidiary of URI. Following the consummation of the Merger (the “Closing”), we intend to cause H&E to be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, and the regulations thereunder (the “Exchange Act”). See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?
Yes. If at least such number of Shares as satisfies the Minimum Condition are validly tendered and accepted for payment by us in the Offer, and the other conditions to the Merger are satisfied or waived (see

v

Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Merger Closing Conditions”), then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of H&E’s stockholders pursuant to Section 251(h) of the DGCL. See Section 1 — “Terms of the Offer.”
If you do not consummate the Offer, will you nevertheless consummate the Merger?
No. None of us, URI or H&E are under any obligation to pursue or consummate the Merger if the Offer has not been first consummated.
Will there be a subsequent offering period?
No. Pursuant to Section 251(h) of the DGCL and due to the obligations of URI, us and H&E under the Merger Agreement, we expect the Merger to occur as soon as practicable following the Offer Acceptance Time without a subsequent offering period. See Section 1 — “Terms of the Offer.”
If I object to the price being offered, will I have appraisal rights?
Appraisal rights are not available to the holders or beneficial owners of Shares in connection with the Offer. However, if the Merger is consummated, the holders and beneficial owners of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.” Concurrently with the commencement of the Offer, H&E is distributing the Schedule 14D-9, which contains important information regarding how a holder or beneficial owner of Shares may exercise its appraisal rights.
If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?
Subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Merger Sub, URI and H&E will consummate the Merger as soon as practicable following the Offer Acceptance Time. If the Merger is consummated, then stockholders who did not tender their Shares pursuant to the Offer will receive $92.00 per Share, net to the holder thereof in cash, without interest (the “Per Share Price”), the same amount of cash per Share that they would have received had they tendered their Shares pursuant to the Offer (i.e., the Offer Price), less any applicable withholding of taxes and subject to any appraisal rights properly exercised by such stockholders in accordance with the DGCL. Therefore, if the Merger takes place, the only differences to you between tendering your Shares pursuant to the Offer and not tendering your Shares pursuant to the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger.
Furthermore, following the Offer, it is possible that the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers. See Section 13 — “Certain Effects of the Offer.”
See Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”
What is the market value of my Shares as of a recent date and the “premium” I am receiving?
The Offer Price of $92.00 per Share represents an approximate:
•
109.4% premium over the closing price per Share of $43.94 reported on NASDAQ on January 13, 2025, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

•
70.0% premium over the volume weighted-average price of the Shares of $54.12 for the 60-day period ending on January 13, 2025.

On January 27, 2025, the last trading day before we commenced the Offer, the closing price per Share reported on NASDAQ was $88.33 per Share.
We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”
If I tender my Shares, when and how will I get paid?
If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly (but no later than within three business days following the Offer Acceptance Time) receive an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding of taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal, and (iii) any other required documents for such Shares. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
What will happen to my equity awards in the Offer?
The Offer is being made only for outstanding Shares and is not being made for any equity awards of H&E that have not vested and/or settled into Shares prior to the Expiration Date.
At the Effective Time, each H&E restricted stock unit award whose vesting is conditioned in full or in part based on achievement of performance goals or metrics (each, an “H&E PSU”), and certain awards of restricted stock of H&E (an “H&E Single-Trigger RSA”) specified in the Merger Agreement that are, in each case, outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of Shares subject to such H&E Single-Trigger RSA or H&E PSU, as applicable, immediately prior to the Effective Time (together, in the case of H&E PSUs, with any accrued and unpaid dividends or dividend equivalents corresponding to such H&E PSU), with any performance conditions deemed to be earned based on “target” performance for any performance periods that have not ended prior to the Effective Time and “actual” performance for any performance periods that have ended prior to the Effective Time), multiplied by (B) the Offer Price, less any applicable withholding taxes.
At the Effective Time, each H&E restricted stock award (an “H&E RSA”) that is unvested as of immediately prior to the Effective Time and is not an H&E Single-Trigger RSA described above will be cancelled and be substituted with an award of restricted stock units of URI granted under the URI 2019 Long-Term Incentive Plan in respect of a number of shares of common stock, $0.01 par value, of URI (each, a “URI RSU”) equal to (rounded down to the nearest whole number) (A) the number of Shares subject to such H&E RSA immediately prior to the Effective Time multiplied by (B) (x) the Per Share Price divided by (y) the volume weighted average of the closing sale prices per share of the common stock, $0.01 par value, of URI on the New York Stock Exchange on each of the five full consecutive trading days ending on and including the third business day prior to the date on which the closing of the Merger occurs. Except as specifically provided in the Merger Agreement, following the Effective Time, each URI RSU will vest according to the same vesting schedule and will have forfeiture conditions no less favorable to the holder of such URI RSU than the forfeiture conditions that were applicable to the corresponding H&E RSA immediately prior to the Effective Time.
See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of H&E Equity Awards.”
What are the U.S. federal income tax consequences of the Offer and the Merger?
The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — United States Holders”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender pursuant to the Offer or exchange in the Merger and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders”), then except as described below in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders,” you will generally not be subject to U.S. federal income tax on any gain recognized on Shares you tender pursuant to the Offer or exchange in the Merger. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares pursuant to the Offer, exchanging your Shares in the Merger or exercising appraisal rights. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.
To whom should I talk if I have additional questions about the Offer?
You may call Innisfree M&A Incorporated, the Information Agent, by telephone at (877) 687-1875 (stockholders toll free) or (212) 750-5833 (banks and brokers).

To the Holders of Shares of H&E:
INTRODUCTION
The Offer is being made pursuant to the Merger Agreement by and among URI, H&E and us. We are offering to purchase any and all of the outstanding Shares at the Offer Price, without interest, less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.
The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.
If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is enclosed with the Letter of Transmittal or other applicable form, you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”
Subject to the provisions of the Merger Agreement, as soon as practicable following the Offer Acceptance Time, we, URI and H&E will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as URI, Merger Sub and H&E agree in writing and specify in the Certificate of Merger, at which time Merger Sub will merge with and into H&E, with H&E continuing as the Surviving Corporation and a wholly owned subsidiary of URI. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding of taxes, except for Shares then owned by URI, Merger Sub or H&E, which Shares will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”
The H&E Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of H&E and its stockholders, and declared it advisable to enter into the Merger Agreement with URI and Merger Sub, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the DGCL, (iii) resolved that, subject to the terms of the Merger Agreement, the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that H&E’s stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, in each case, upon the terms and subject to the conditions of the Merger Agreement.
A more complete description of the H&E Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to H&E’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.
The Offer is not subject to any financing condition.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the satisfaction or waiver by us and URI of the Regulatory Approval Condition and the other customary conditions described in Section 15 — “Conditions to the Offer.”
According to H&E, as of January 13, 2025 there were (a) 36,604,864 Shares issued and outstanding, (b) no shares of preferred stock of H&E were issued and outstanding, and (c) 4,481,494 Shares were issued and held by H&E in its treasury, (d) 276,320 Shares were subject to H&E RSAs, (e) 220,581 and 441,162 Shares were subject to issuance pursuant to H&E PSUs (assuming each of target and maximum achievement of all performance goals, respectively), (f) an aggregate amount of $0 in respect of accrued but unpaid dividends or dividend equivalents in respect of outstanding H&E RSAs and $606,598 and $1,213,196 in respect of accrued but unpaid dividends or dividend equivalents in respect of outstanding H&E PSUs (assuming each of target and maximum achievement of all performance goals, respectively); and (g) 2,228,894 Shares were reserved for future issuance pursuant to the Amended and Restated 2016 Stock-Based Incentive Compensation Plan and 2016 Stock-Based Incentive Compensation Plan, in each case, (the “H&E Equity Plans”). Based upon the foregoing and assuming that (i) no other Shares were or are issued after January 13, 2025 and (ii) no H&E Equity Plans terminated or expired after January 13, 2025 and no equity-based awards have been granted or expired after January 13, 2025, the Minimum Condition would be satisfied if approximately 18,302,433 Shares are validly tendered and not properly withdrawn prior to the Expiration Date. The actual number and percentage of outstanding Shares that are required to be tendered to satisfy the Minimum Condition will depend on the actual number of Shares outstanding at the Expiration Date.
The Merger will be governed by Section 251(h) of the DGCL. Accordingly, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, URI, we and H&E will cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a meeting of stockholders of H&E in accordance with Section 251(h) of the DGCL. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Application of Section 251(h) of the DGCL.” At the Effective Time, our directors immediately prior to the Effective Time will be the only directors of the Surviving Corporation.
Appraisal rights are not available to the holders or beneficial owners of Shares in connection with the Offer. However, if the Merger is consummated, the holders and beneficial owners of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”
This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.
Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub will (and URI will cause Merger Sub to) promptly, and in no event later than 9:00 a.m., Eastern Time one business day after the Expiration Date, irrevocably accept for payment all Shares validly tendered (and not properly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and as promptly as practicable after the Offer Acceptance Time (and in any event within three business days) pay for all such Shares.
The Offer is not subject to any financing condition. The Offer is conditioned upon the satisfaction of the Minimum Condition, the satisfaction or waiver by us or URI of the Regulatory Approval Condition and the other customary conditions described in Section 15 — “Conditions to the Offer.”
We expressly reserve the right to (i) increase the amount of cash constituting the Offer Price, (ii) waive any condition (to the extent permitted under applicable laws) described in Section 15 — “Conditions to the Offer” (each, an “Offer Condition”) and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided, however, that, notwithstanding anything to the contrary contained in the Merger Agreement, without the prior written consent of H&E, URI and Merger Sub will not, (A) decrease the Offer Price (except as expressly permitted by the Merger Agreement), (B) change the form of consideration payable in the Offer (other than increasing the cash consideration payable in the Offer), (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose any conditions or requirements to the Offer other than the Offer Conditions, (E) amend, modify or waive the Minimum Condition, Termination Condition or Regulatory Approval Condition, (F) amend, modify or supplement any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (G) except as otherwise required or expressly permitted by the Merger Agreement, withdraw or terminate the Offer or accelerate, extend or otherwise change the Expiration Date, or (H) provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.
There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, URI and H&E will take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the Closing.
The Merger Agreement separately provides that we are required to extend the Offer beyond the initial Expiration Date (a) for additional periods of up to 10 business days per extension if, as of the scheduled Expiration Date, any Offer Condition (as defined below) is not satisfied (unless such condition is waivable by Merger Sub or URI and has been waived), to permit such Offer Condition to be satisfied; (b) from time to time for any period required by applicable law, any interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Offer; and (c) until the later of the No-Shop Period Start Date (as defined below) or the date when any Excluded Parties (as defined below) cease to be Excluded Parties (and if any such date is not a business day, the first business day thereafter). The Merger Agreement provides that we are not required or, without the prior consent of H&E, permitted, to extend the Offer beyond the Extension Deadline, as summarized below in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination of the Merger Agreement.” For purposes of the Offer, as provided under the Exchange Act, a “business day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Offer Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.”

However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.
If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.
This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on H&E’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.
Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will (and URI will cause Merger Sub to) promptly, and in no event later than 9:00 a.m., Eastern Time, one business day after the Expiration Date, irrevocably accept for payment all Shares validly tendered (and not properly withdrawn) pursuant to the Offer and as promptly as practicable after the Offer Acceptance Time (and in any event within three business days) pay for all such Shares.
In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
•
for Shares held as physical certificates, the certificates evidencing such Shares (“Share Certificates”) or, for Shares held in book-entry form, confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at DTC, in each case pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”;

•
a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•
any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when the above referenced items (including Share Certificates or Book-Entry Confirmations with respect to tendered Shares) are actually received by the Depositary.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.
Shares tendered by a Notice of Guaranteed Delivery will be excluded for purposes of determining whether the Minimum Condition has been satisfied.
If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), in each case, promptly following the expiration or termination of the Offer.
We reserve the right to transfer or assign in whole or in part from time to time to another wholly owned subsidiary of URI or us the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.
3.
Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.   No alternative, conditional or contingent tenders will be accepted. In order for an H&E stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:
•
for Shares held as physical certificates, the Share Certificates, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date;

•
for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such

Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date; or
•
for Shares tendered by a Notice of Guaranteed Delivery, the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC’s systems tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal or a completed, applicable IRS Form W-8) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by each registered holder (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instruction 5 of the Letter of Transmittal.
Guaranteed Delivery.   If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•
the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within one NASDAQ trading day after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.
Shares tendered by a Notice of Guaranteed Delivery will be excluded for purposes of determining whether the Minimum Condition has been satisfied.
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Offer Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.
Appointment as Proxy.   By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Offer Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of H&E’s stockholders.
H&E Equity Awards.   The Offer is made only for outstanding Shares and is not made for any equity awards of H&E that have not vested and/or settled into Shares. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of H&E Equity Awards” for a description of the treatment of equity awards.
Backup Withholding.   To prevent U.S. federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 3) should provide the Depositary with its correct taxpayer identification number (if applicable) and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or an applicable IRS Form W-8 or by otherwise furnishing other applicable documentation certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.
4.
Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after 60 days from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.
For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.
If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.
Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. This summary does not apply to any right to purchase capital stock of H&E and does not apply to holders who receive cash pursuant to the exercise of appraisal rights. This summary applies only to holders that hold their Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment), and may not apply to Shares received pursuant to the exercise of employee stock options pursuant to restricted stock units or otherwise as compensation, Shares held as “qualified small business stock” or “Section 1244 stock,” Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction or conversion transaction or similar transactions, holders that purchased or sold Shares as part of a wash sale for tax purposes, holders in special tax situations (including, but not limited to, brokers or dealers in securities, currencies or commodities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks and other financial institutions, mutual funds, regulated investment companies and real estate investment trusts, retirement plans, individual retirement and other deferred accounts, insurance companies, tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds, U.S. expatriates and former citizens or long-term residents of the United States, “controlled foreign corporations” or “passive foreign investment companies”), holders that own or have owned (directly, indirectly or constructively) 5% or more of the Shares (by vote or value), holders that actually or constructively own an equity interest in H&E following the Merger, holders required to accelerate the recognition of any item of gross income with respect to Shares as a result of such income being taken into account on an applicable financial statement, holders that are partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the U.S. alternative minimum or Medicare taxes, federal gift or estate tax, or state, local or foreign taxation.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the tax treatment of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.
This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer or the Merger, or transactions pertaining to H&E’s equity awards that are cancelled and converted into the right to receive cash, as the case may be, in connection with the Merger.
THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER,

INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.
United States Holders.   For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:
•
a citizen or resident of the United States;

•
a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. A United States Holder’s adjusted federal income tax basis in such Shares generally will equal the amount that such United States Holder paid for the Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses may be subject to limits on deductibility. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Each United States Holder should consult such United States Holder’s tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the United States Holder’s respective different blocks of Shares.
Non-United States Holders.   For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is not a United States Holder or a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).
In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:
•
the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

•
the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•
H&E is or has been a United States real property holding corporation for U.S. federal income tax purposes at any time during the shorter of (1) the five-year period ending on the Non-United States Holder’s date of sale (or, if applicable, the date of the Merger) or (2) the period during which the holder held the Shares, and during such applicable period (1) or (2), the holder owned or was deemed to own more than 5% of all Shares and the holder is not eligible for any treaty exemption.

Unless a tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-United States Holder were a resident of the United States. Non-United States Holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Gains described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Non-United States Holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

In general, H&E would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of H&E’s total worldwide interests in real property plus H&E’s business assets. H&E believes that it is not, and does not anticipate becoming, a United States real property holding corporation before the date of sale (or, if applicable, the date of the Merger) for U.S. federal income tax purposes. Even if H&E were treated as a United States real property holding corporation, such treatment will not cause gain realized by a Non-United States Holder on a disposition of Shares to be subject to U.S. federal income tax so long as the Non-United States Holder owned, directly, indirectly and constructively, no more than 5% of H&E’s common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the Non-United States Holder’s holding period.
Information Reporting and Backup Withholding.   Payments made to a non-corporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.
Backup withholding (currently, at a rate of 24%) generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) that it is not a United States person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.
Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax provided that the required information is timely furnished to the IRS. Copies of information returns that are filed with the IRS may be made available to the tax authorities of the country in which a Non-United States Holder resides or is established. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN or IRS Form W-8BEN-E (or other documentation upon which a payor may rely to treat the payment as made to a Non-United States Holder).
6.
Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “HEES.”
The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on NASDAQ as reported on NASDAQ:
	High	Low
Year Ended December 31, 2022:
First Quarter	$47.13	$34.41
Second Quarter	$44.25	$26.93
Third Quarter	$36.19	$26.12
Fourth Quarter	$47.17	$27.38

	High	Low
Year Ended December 31, 2023:
First Quarter	$56.47	$40.77
Second Quarter	$46.58	$32.33
Third Quarter	$50.36	$41.32
Fourth Quarter	$54.40	$38.06
Year Ended December 31, 2024:
First Quarter	$64.97	$47.15
Second Quarter	$66.18	$42.23
Third Quarter	$55.13	$40.93
Fourth Quarter	$61.33	$47.79
According to H&E, as of January 13, 2025 there were (a) 36,604,864 Shares issued and outstanding, (b) no shares of preferred stock of H&E were issued and outstanding, and (c) 4,481,494 Shares were issued and held by H&E in its treasury, (d) 276,320 Shares were subject to H&E RSAs, (e) 220,581 and 441,162 Shares were subject to issuance pursuant to H&E PSUs (assuming each of target and maximum achievement of all performance goals), (f) an aggregate amount of $0 in respect of accrued but unpaid dividends or dividend equivalents in respect of outstanding H&E RSAs and $606,598 and $1,213,196 in respect of accrued but unpaid dividends or dividend equivalents in respect of outstanding H&E PSUs (assuming each of target and maximum achievement of all performance goals); and (g) 2,228,894 Shares were reserved for future issuance pursuant to the Amended and Restated 2016 Stock-Based Incentive Compensation Plan and 2016 Stock-Based Incentive Compensation Plan, in each case, (the “H&E Equity Plans”). Based upon the foregoing and assuming that (i) no other Shares were or are issued after January 13, 2025 and (ii) no H&E Equity Plans terminated or expired after January 13, 2025 and no equity-based awards have been granted or expired after January 13, 2025, the Minimum Condition would be satisfied if approximately 18,302,433 Shares are validly tendered and not properly withdrawn prior to the Expiration Date. The actual number and percentage of outstanding Shares that are required to be tendered to satisfy the Minimum Condition will depend on the actual number of Shares outstanding at the Expiration Date.
The Offer Price of $92.00 per Share represents an approximate:
•
109.4% premium over the closing price per Share of $43.94 reported on NASDAQ on January 13, 2025, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

•
70.0% premium over the average closing trading price of Shares of $54.12 for the 60-day period ending on January 13, 2025.

On January 27, 2025, the last trading day before we commenced the Offer, the closing price per Share reported on NASDAQ was $88.33 per Share.
We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares.
7.
Certain Information Concerning H&E.

Except as otherwise set forth in this Offer to Purchase, the information concerning H&E contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of URI or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by H&E to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to URI and the Information Agent.
General.   H&E was incorporated in the State of Delaware on September 22, 2005. The principal executive offices are located at 7500 Pecue Lane, Baton Rouge, Louisiana 70809, and the telephone number is (225) 298-5200.

H&E is a leading U.S. General Rental provider offering equipment across four key categories: aerial work platforms, earthmoving, material handling, and general equipment. H&E has seven wholly-owned subsidiaries: H&E Finance Corp, GNE Investments, Inc., H&E California Holding, Inc., H&E Equipment Services (Mid-Atlantic), Inc., H&E Equipment Services (Midwest), Inc., Great Northern Equipment, Inc., and H&E Equipment Services (California), LLC.
Available Information.   H&E files annual, quarterly and current reports, proxy statements and other information with the SEC. H&E’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document H&E files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. H&E maintains a website at https://he-equipment.com. These website addresses are not intended to function as hyperlinks, and the information contained on H&E’s websites and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
8.
Certain Information Concerning Merger Sub, URNA and URI.

Merger Sub.   We are a Delaware corporation and an indirect wholly owned subsidiary of URI and were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. As soon as practicable following the Offer Acceptance Time and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we will merge with and into H&E, with H&E continuing as the Surviving Corporation. Our principal executive offices are located at 100 First Stamford Place, Suite 700, Stamford, CT 06902. The telephone number at such office is (203) 622-3131.
URNA.   URNA is a Delaware corporation and wholly owned subsidiary of URI, through which URI conducts its businesses. The principal executive offices of URNA are located at 100 First Stamford Place, Suite 700, Stamford, CT 06902. The telephone number at such office is (203) 622-3131.
URI.   United Rentals, Inc., or URI, is a Delaware corporation. The principal executive offices of URI are located at 100 First Stamford Place, Suite 700, Stamford, CT 06902. The telephone number at such office is (203) 622-3131. URI is the largest equipment rental company in the world. As of September 30, 2024, URI has an integrated network of 1,571 rental locations in North America, 39 in Europe, 37 in Australia and 19 in New Zealand. In North America, URI operates in 49 states and every Canadian province. URI’s approximately 27,550 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. URI offers approximately 5,000 classes of equipment for rent with a total original cost of $21.85 billion.
The name, country of citizenship, business address, business telephone number, current principal occupation or employment (including the name, principal business and address of the corporation or other organization in which such employment or occupation is conducted) and material occupations, positions, offices or employment held during the past five years (including the starting and ending dates of each and the name, principal business and address of the corporation or other organization in which such occupation was conducted), of each of the directors and executive officers of Merger Sub, URNA and URI are set forth in Annex A of this Offer to Purchase.
We refer to Merger Sub, URNA, URI and their respective subsidiaries and affiliates, collectively, as United Rentals.
Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with H&E,” Section 11 — “The Merger Agreement; Other Agreements” and Annex A): (i) none of Merger Sub, URNA, URI or, to our knowledge or the knowledge of URNA and URI after reasonable inquiry, any of the persons or entities listed in Annex A, or any associate or majority-owned subsidiary of the foregoing, has beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) of any Shares or any other securities of H&E, (ii) none of Merger Sub, URNA, URI or, to our knowledge or the knowledge of URNA and URI after reasonable inquiry, any of the other persons or entities referred to in clause (i) has been party to any transaction in the Shares during the 60-day period preceding the date of this Offer to Purchase, (iii) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us, URNA and URI or, to our knowledge or the knowledge of URNA and URI after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and H&E or any of its executive officers, directors or affiliates, on the other hand, (iv) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contracts between us, URNA and URI or, to our knowledge or the knowledge of URNA and URI after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and H&E or any of its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of H&E securities, election of H&E directors or sale or other transfer of a material amount of H&E assets, (v) there are no present or proposed material agreements, arrangements, understandings or relationships between us, URNA and URI or any of our or their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and H&E or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand, and (vi) during the past five years, none of us, URNA, URI or, to our knowledge or the knowledge of URNA and URI after reasonable inquiry, any of the persons or entities listed in Annex A, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
We do not believe that our financial condition is material to your decision whether to tender Shares and accept the Offer because the Offer is being made for all Shares solely for cash. The Offer is not subject to any financing condition; and as described in Section 9 — “Source and Amount of Funds” below, we will have sufficient funds available to purchase all Shares validly tendered in the Offer. The Bridge Facility arranged for us in connection with the Offer provides a limited conditionality commitment.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we, URNA and URI have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us and/or URNA and/or URI with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. URI maintains a website at www.unitedrentals.com. These website addresses are not intended to function as hyperlinks, and the information contained on URI’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
9.
Source and Amount of Funds.

We estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $4.8 billion, including the repayment of $1.4 billion of H&E’s net debt. We expect to fund such amount with a combination of newly issued debt and/or borrowings and drawings using existing capacity under our ABL facility. In addition, the Initial Lenders have executed and delivered to us a commitment letter (the “Commitment Letter”), pursuant to which the Initial lenders have committed to provide, subject to the terms and conditions of the Commitment Letter, the Bridge Facility for the purposes of funding the Offer and purchase of Shares if the financing transactions are not completed.
If used, the Bridge Facility will have a 364-day maturity from the initial funding date, with no extension features. The applicable interest rate on the Bridge facility is expected to be a forward looking term rate based on the secured overnight rate plus an initial interest margin of 175 basis points, increasing 25 basis points every 90 days thereafter. The definitive financing documentation would also include a base rate option.
Voluntary prepayments on the Bridge Facility would be permitted at any time without premium or penalty. The Bridge Facility would be subject to mandatory prepayments (without penalty or payment of a premium) with (1) net cash proceeds from issuances of debt (other than certain permitted debt); (2) net cash proceeds from equity issuances (other than certain permitted equity issuances); and (3) net cash proceeds from certain non-ordinary course asset sales (other than certain permitted asset sales).
The funding of the Bridge Facility is subject to the following conditions:
•
execution and delivery of definitive financing documentation for the Bridge Facility;

•
acceptance for payment all Shares validly tendered (and not properly withdrawn) pursuant to the Offer (without giving effect to any amendments, modifications, supplements or waivers that are materially adverse to the interests of the financing sources (in their capacities as such), other than with the approval of the lead arrangers thereof);

•
repayment of principal, interest and fees outstanding under H&E’s credit agreement and the redemption or satisfaction and discharge of H&E’s outstanding senior notes;

•
no Company Material Adverse Effect (as defined below) that has occurred after the date of the Merger Agreement and is continuing;

•
delivery of certain financial statements and information, as detailed in the Commitment Letter;

•
delivery of customary closing certificates, corporate resolutions, good standing certificates, request for credit extension and customary legal opinions (including a solvency certificate);

•
the material accuracy of certain specified representations to the extent required by the limited conditionality provisions set forth in the Commitment Letter (or if qualified by materiality or material adverse effect, the accuracy thereof);

•
the payment, or arrangement for such payment substantially simultaneously with the initial funding of the Bridge Facility, of all fees and expenses required under the Commitment Letter; and

•
receipt at least three business days prior to the funding date of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

The obligation of the Initial Lenders to fund the Bridge Facility will terminate upon the earliest of: (i) the date that is three business days after the Termination Date, subject to certain extension periods set forth in the Merger Agreement; (ii) the consummation of this Offer and the Merger without the use of the Bridge Facility, (iii) the date of termination of the Merger Agreement by us and (iv) the date of termination of the Commitment Letter by us.
The foregoing summary of the Bridge Facility is qualified in its entirety by reference to the full text of the Commitment Letter entered into by Morgan Stanley and Wells Fargo, a copy of which will be filed as an Exhibit to the Schedule TO of which this Offer to Purchase forms a part.
Based upon the combination of newly issued debt and/or borrowings and existing capacity under our ABL facility, we will have sufficient funds to pay the Offer Price for all Shares in the Offer. We currently do not expect to need to use the Bridge Facility.
We do not believe that our financial condition is material to your decision whether to tender Shares and accept the Offer because: (i) the Offer is being made for all of the outstanding Shares solely for cash; (ii) the Offer is not subject to any financing condition; and (iii) we believe we will have sufficient funds through the Commitment Letter to purchase all Shares validly tendered in the Offer and not validly withdrawn and related fees and expenses.
10.
Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with H&E

The following chronology summarizes the key meetings and events that led to and immediately followed the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the members of the H&E Board, the representatives of H&E or other parties, including URI.
The H&E Board and senior management regularly evaluate H&E’s strategic direction, ongoing business plans, performance and prospects in the context of the construction rental equipment industry with a view toward strengthening H&E’s business and financial performance and enhancing long-term stockholder value.

From time to time for more than a decade, John Engquist, Executive Chairman of the H&E Board, has had informal conversations with representatives of URI at industry conferences but did not discuss a potential transaction involving URI and H&E. In August 2024, a consultant suggested Mr. Engquist meet with Michael Kneeland, Chairman of URI’s board of directors (the “URI Board”), over lunch to get acquainted.
On August 29, 2024, Mr. Engquist met with Mr. Kneeland over lunch. During the meeting, Mr. Engquist and Mr. Kneeland discussed trends in the construction rental equipment industry and the specialty rental market, among other topics. Similar to prior communications from representatives of URI from time to time, Mr. Kneeland noted that if H&E ever decided to evaluate strategic alternatives, URI would be interested in exploring an acquisition of H&E.
On September 25, 2024, the H&E Board held a regularly scheduled meeting with members of H&E’s senior management team and representatives of Milbank LLP (“Milbank”), counsel to H&E, in attendance. During the executive session portion of the meeting, Mr. Engquist spoke with the members of the H&E Board about some of the challenges facing H&E. Mr. Engquist also provided an update regarding his conversation with Mr. Kneeland on August 29. After further discussion of H&E’s current plan and outlook, the Board authorized Mr. Engquist to speak further with Mr. Kneeland about a potential transaction to determine the level of URI’s interest.
On October 9, 2024, Mr. Engquist met with Mr. Kneeland again and indicated that H&E would like to better understand the level of URI’s interest. Mr. Kneeland indicated that the URI Board viewed a price “in the $80.00s” per share as a reasonable valuation of H&E. A price of $80.00 per share represented a premium of 55.9% over the closing stock price of Company common stock on October 8, 2024. Following his meeting with Mr. Kneeland, Mr. Engquist informed the members of the finance committee, a standing committee of the H&E Board responsible for working with the executive team to monitor H&E’s finances and provide financial oversight (the “Finance Committee”) of Mr. Kneeland’s proposed price range. The members of the Finance Committee indicated this was not an attractive price based on their current understanding of H&E’s forecast and alternatives, and Mr. Engquist then communicated the Finance Committee’s view to Mr. Kneeland. Mr. Kneeland responded that the URI Board might consider a higher price upon further evaluation and proposed a meeting including the chief executive officers of URI and H&E. Mr. Engquist agreed that a meeting including the chief executive officers would be helpful as H&E and URI evaluated whether to move forward with exploring a potential transaction.
On October 15, 2024, the URI Board held a regular meeting with members of senior management in attendance. During a board-only executive session at the end of that meeting, a potential acquisition of H&E was discussed.
On November 4, 2024, Mr. Engquist and Brad Barber, Chief Executive Officer of H&E, held a meeting with Mr. Kneeland and Matthew Flannery, Chief Executive Officer of URI. During the meeting, a potential acquisition of H&E by URI was discussed, and Mr. Flannery indicated the URI Board viewed a per share price “in the upper $80.00s” as a reasonable offer. Mr. Engquist and Mr. Barber indicated they did not expect that would be an attractive offer to the H&E Board. Following the meeting, Mr. Flannery called Mr. Barber and informed him that upon further evaluation, the URI Board would consider a price of $90.00 per share. A price of $90.00 per share represented a 73.4% premium over the closing stock price of Company common stock on November 1, 2024. Mr. Barber told Mr. Flannery he would discuss this with members of the H&E Board.
On November 12, 2024, the Finance Committee held a special meeting, with members of H&E’s senior management team in attendance. The Finance Committee discussed the $90.00 per share price proposed by Mr. Flannery and, after considering H&E’s outlook and alternatives, determined to raise the proposal with the balance of the H&E Board at an upcoming meeting.
On November 13, 2024, Mr. Barber spoke with Mr. Flannery. During this call, Mr. Flannery emphasized that the proposed $90.00 per share price was more than 7x H&E’s Adjusted EBITDA.
On November 14, 2024, Mr. Barber spoke with Mr. Flannery with respect to the status of the confidentiality agreement between the two companies. Later that day, URI signed a confidentiality agreement with H&E pursuant to which, among other terms, URI agreed to a one-year standstill. On January 13,

2024, in connection with the execution of the Merger Agreement, URI signed an amendment to the confidentiality agreement, agreeing to a mutual non-solicit/non-hire of certain classes of employees of H&E and URI. For more information, see the section of H&E’s Schedule 14D-9 titled “Conflicts of Interest — Arrangements with URI and Merger Sub — Confidentiality Agreement.”
On November 15, 2024, the H&E Board held a regular meeting with members of H&E’s senior management team and representatives of Milbank in attendance. During a board-only executive session at the end of that meeting, with the representatives of Milbank present, Mr. Engquist summarized his most recent discussions with representatives of URI regarding a potential acquisition, including the $90.00 per share price. Among other matters, the H&E Board discussed the current and historical performance of H&E, H&E’s current plan and outlook including potential avenues for growth, the credibility and economic wherewithal of URI, as well as the identity and likelihood of other potential acquirers. The H&E Board also inquired regarding the H&E Board’s fiduciary duties with respect to the conversations with URI. Following a discussion of the H&E Board’s fiduciary duties led by representatives of Milbank, the H&E Board requested that management, working with the Finance Committee, update H&E’s five-year projections, to assist the H&E Board in its further consideration of the $90.00 per share price. The H&E Board then discussed whether to engage a financial advisor. After discussion, in light of the industry and financial sophistication of management and the H&E Board, the H&E Board’s expectation that a financial advisor could be brought up to speed relatively quickly and concerns regarding a potential leak, the Board determined to not engage a financial advisor at that time.
On the morning of November 26, 2024, the Finance Committee held a special meeting with members of H&E’s senior management team in attendance. The Finance Committee requested that management provide five-year downside and upside projections in addition to the five-year base case so that the Finance Committee could discuss all three scenarios. Later that same day, the Finance Committee held another special meeting. Management presented the revised projections, including five-year base case, downside and upside projections for the business, and solicited feedback from the Finance Committee. For more information, see the section of H&E’s Schedule 14D-9 “Additional Information — Certain Company Management Forecasts.” Following discussion, the Finance Committee directed Company management to further adjust the financial materials based on the discussions and share updated materials with the H&E Board at an upcoming meeting the following day.
On November 27, 2024, the H&E Board held a special meeting, with members of H&E’s senior management team and representatives of Milbank in attendance. The H&E Board discussed the current and historical performance of H&E, including some of the challenges facing H&E. Mr. Engquist also provided an overview of his prior conversations with representatives of URI, and the Finance Committee and H&E’s senior management team led the H&E Board in a discussion of the five-year base case, downside and upside projections that were provided to the H&E Board prior to the H&E Board meeting. For more information, see the section of H&E’s Schedule 14D-9 section entitled “Additional Information — Certain Company Management Forecasts.” After discussion and questions, the H&E Board considered alternatives, including rejecting the proposal and continuing on a stand-alone basis with its current plan, providing a counterproposal, and soliciting other potential parties that may be interested in acquiring or engaging in a strategic transaction with H&E. With respect to soliciting other potential parties, the Board discussed the likely parties, their financial wherewithal in light of the $90.00 per share price proposed by URI, the potential impact on timing and the likelihood that URI may no longer be interested in engaging with H&E, if H&E began engaging with additional potentially interested parties. H&E also discussed the inclusion of a go-shop construct in a potential definitive transaction agreement as a means of ensuring a post-signing market check in order to give other potentially interested parties an opportunity to make a proposal to acquire H&E, and determined that they would prefer to include a go-shop in any definitive transaction agreement. After further questions and discussion, the Finance Committee recommended that the H&E Board instruct management to make a counterproposal of $95.00 per share to URI. $95.00 per share represented a 57.6% premium over the closing stock price of Company common stock on November 26, 2024. In giving its recommendation, the Finance Committee noted, among other things, that H&E’s common stock had not traded at a multiple greater than 7x Adjusted EBITDA since 2014, that URI was the most logical buyer for the business and, given its apparent high level of interest, industry sophistication and financial capacity, was well positioned to move quickly to reach an agreement. After discussion, the H&E Board approved the Finance Committee’s recommendation and directed management to deliver the $95.00 per share counterproposal to URI. The H&E Board again discussed hiring a financial advisor, noting a preference for BofA Securities, Inc. (“BofA Securities”) or another nationally recognized investment bank given each firm’s familiarity with the equipment rental industry and expertise in mergers and acquisitions. However, after discussion, the H&E Board again determined to wait to reach out to potential financial advisors until later in the discussions with URI, given the industry experience and financial expertise of management and the H&E Board. The H&E Board also viewed the risk of leaks as outweighing the benefits of engaging a financial advisor at this time and believed that it would be possible to get a financial advisor up to speed relatively quickly if the H&E Board continued to explore a potential transaction. Representatives of Milbank then provided an overview to the H&E Board of its fiduciary duties in connection with the review and evaluation of a potential transaction and responded to questions from the H&E Board.
Later on November 27, 2024, Mr. Barber and Mr. Engquist spoke with Mr. Flannery. During this call, Mr. Barber and Mr. Engquist, as directed by the H&E Board, communicated a counterproposal of $95.00 per share. Mr. Flannery noted that URI had stretched to reach $90.00 per share, but that he would discuss the proposed price with the URI Board. Mr. Flannery also inquired as to whether H&E would be open to a transaction that was contingent on URI’s receipt of debt financing. Mr. Barber stated that he did not expect the H&E Board would be open to a transaction contingent on receipt of debt financing. Mr. Barber then suggested the parties’ respective counsel discuss regulatory and financing considerations.
On November 29, 2024, Mr. Flannery informed Mr. Engquist and Mr. Barber that he had discussed H&E’s counterproposal of $95.00 per share with the URI Board. Mr. Flannery stated that the URI Board was still discussing the price and that representatives of URI would reach out to representatives of H&E after the Thanksgiving holiday weekend.
On December 2, 2024, Mr. Flannery called Mr. Engquist and Mr. Barber and shared that the URI Board was willing to offer $92.00 in cash per share, but he indicated that the URI Board had arrived at this price only after much deliberation. Mr. Flannery also stated that URI wanted to structure the acquisition of H&E as a cash tender offer for all outstanding shares, followed by a merger to be effected pursuant to Section 251(h) of the DGCL, and without a go-shop period. A price of $92.00 in cash per share represented a 54% premium over the closing stock price of Company common stock on November 29, 2024. Mr. Barber and Mr. Engquist responded that they would inform the H&E Board of URI’s latest proposal.
On December 3, 2024, the H&E Board held a special meeting, with members of H&E’s senior management team and representatives of Milbank in attendance. Mr. Engquist provided an update on the URI’s latest proposal, and representatives of Milbank then discussed the key differences between a one-step merger and a two-step tender offer/merger structure. The H&E Board again discussed its desire for a post-signing go-shop period since H&E had not solicited interest from other parties prior to receipt of URI’s offer, and felt that the risks of doing so now outweighed the potential benefits. The representatives of Milbank and the H&E Board then discussed retaining an investment banker to assess the valuation of H&E and to provide general financial advice throughout the proposed transaction. The H&E Board determined that BofA Securities was best positioned to provide advice on a potential sale of H&E based on their reputation, experience and knowledge of the equipment rental space. At the close of the meeting, the H&E Board directed Messrs. Barber and Engquist to reach out to BofA Securities, an investment bank, to determine if BofA Securities had conflicts with URI and to discuss a possible engagement. The representatives of the H&E Board then directed members of management to immediately contact representatives of URI to emphasize the importance of the go-shop provision. The H&E Board also instructed Milbank to prepare and share a draft merger agreement with URI’s outside counsel, Sullivan and Cromwell LLP (“S&C”), which draft would include, inter alia, a go-shop, no financing contingency and a “hell or high water” antitrust efforts covenant.
Also on December 3, 2024, following the adjournment of the special meeting of the H&E Board, Messrs. Barber and Engquist had a call with Mr. Flannery to emphasize that, while he expected the H&E Board might be willing to consider an offer price of $92.00 per share, it was opposed to any transaction without a post-signing go-shop period. Later on December 3, 2024, Mr. Barber also had a call with representatives of BofA Securities, regarding the possible engagement of BofA Securities as a financial advisor to H&E.

On December 4, 2024, Messrs. Engquist and Barber communicated to Mr. Flannery that, in order to consider the proposed price of $92.00 per share, H&E needed an understanding of URI’s stance on key transaction terms. That same day, representatives of Milbank and representatives of S&C discussed certain key terms of a potential transaction between H&E and URI, including URI’s proposed structure of a tender offer, the inclusion of a go-shop period, antitrust considerations and the H&E Board’s expectation that the transaction would not be contingent on URI’s receipt of debt financing. The representatives of Milbank also informed the representatives of S&C that H&E was in the process of obtaining a financial advisor. The representatives of Milbank and S&C also agreed that their antitrust teams would meet separately to discuss antitrust considerations. Later on December 4, 2024, URI sent H&E an initial due diligence request list, which representatives of Milbank and H&E reviewed and began preparing responses.
On December 5, 2024, Mr. Barber communicated to Mr. Flannery that the forthcoming draft of the Merger Agreement would include a two-step tender offer structure.
On December 6, 2024, representatives of the antitrust teams of Milbank and S&C discussed antitrust considerations, with the representatives of Milbank noting the initial draft merger agreement Milbank shared with S&C would include a “hell or high water” antitrust efforts covenant.
On December 10, 2024, representatives of Milbank provided a draft of the Merger Agreement to representatives of S&C. The draft included a two-step all cash tender offer structure, a “hell or high water” antitrust efforts covenant together with an outside date of 12 months post-signing, a 45-day go-shop period, no financing contingency and a 3% company termination fee that was reduced to 50% of that amount for a superior proposal sourced during the go-shop period. The draft Merger Agreement also contemplated that all outstanding Company equity awards would be accelerated and paid out in cash in connection with closing (with performance-based awards being paid out based on the greater of actual and target level performance). Later that day, Mr. Barber spoke with Mr. Flannery to discuss open items in the Merger Agreement.
Later on December 10, 2024, the H&E Board held a meeting, with members of H&E’s senior management team and representatives of Milbank in attendance. Messrs. Barber and Engquist and representatives of Milbank discussed the proposed terms of the engagement letter with BofA Securities. The H&E Board directed Messrs. Barber and Engquist, working with Milbank, to finalize the engagement letter on terms consistent with the H&E Board’s discussions. From this date until its execution on December 26, 2024, the representatives of the H&E Board with the assistance of Milbank negotiated the engagement letter with representatives of BofA Securities. Representatives of Milbank then provided the H&E Board with an overview of the draft Merger Agreement provided to S&C earlier that day.
On December 11, 2024, Mr. Flannery and Messrs. Barber and Engquist spoke several times regarding the potential engagement of BofA Securities as a financial advisor to H&E. Mr. Flannery informed Messrs. Barber and Engquist that Bank of America, N.A. (“BANA”), an affiliate of BofA Securities, and/or certain of BANA’s affiliates acted in various capacities with respect to URI’s existing revolving and term loan credit facilities, including as agent, left lead, joint bookrunner, co-lead arranger and lender, and that URI was considering utilizing BofA Securities as a financing source for the potential acquisition of H&E. Later that day, Messrs. Barber and Flannery had a call to discuss, and Mr. Barber noted that BofA Securities was H&E’s preferred choice of financial advisor, given their familiarity with the equipment rental industry and expertise in mergers and acquisitions. After discussion, Mr. Flannery confirmed that URI would utilize an alternative financing source for a potential transaction if H&E engaged BofA Securities.
On December 12, 2024, the H&E Board approved the budget for the 2025 fiscal year prepared by H&E’s senior management team and reviewed by the H&E Board. H&E’s senior management then updated the projections approved by the H&E Board at its November 27 meeting to replace the inputs from the estimated 2025 budget with inputs from the final 2025 budget approved by the H&E Board. Management then provided the projections to BofA Securities on December 16, 2024. For more information, see the section of H&E’s Schedule 14D-9 titled “Certain Company Management Forecasts — Certain Unaudited Prospective Financial Information.”
On December 13, 2024, members of H&E’s senior management met via teleconference with representatives of Milbank and BofA Securities. Representatives of BofA Securities provided an overview of the services BofA Securities could offer as financial advisor to the H&E Board in connection with a potential transaction with URI, which management shared with the H&E Board. Representatives of BofA Securities also provided customary relationship disclosures to the H&E Board, which included disclosure of BANA and/or its affiliates prior relationship with URI in connection with its existing revolving credit and term loan credit facilities. During this call, the parties also discussed the proposed scope of due diligence materials to be provided to URI.
Also on December 13, 2024, the URI Board held a meeting with members of URI’s senior management team in attendance, during which members of management presented on the proposed transaction.
On December 15, 2024, representatives of Milbank received a revised draft of the Merger Agreement from representatives of S&C, accepting the go-shop concept but proposing a go-shop period of 20 days and rejecting the “hell or high water” antitrust efforts covenant. The revised draft also proposed a break fee of 4% (although it generally accepted that the fee was reduced to 50% of that amount during the go-shop period), introduced a 15-business day debt financing marketing period, proposed an outside date of 120 days (with an optional 30-day extension if HSR approval is not obtained within 120 days) and indicated that URI would expect a rollover of all Company equity awards to the extent permitted by existing contractual terms.
On December 16, 2024, members of H&E’s senior management met via teleconference with representatives of Milbank and BofA Securities. Representatives of Milbank provided an overview of the draft Merger Agreement received from URI on December 15, 2024.
On December 17, 2024, members of H&E’s senior management met via teleconference with representatives of Milbank and BofA Securities to discuss open items in the draft Merger Agreement, including the go-shop period and URI’s proposed financing provisions. A discussion ensued, after which H&E instructed representatives of Milbank to prepare a revised draft of the Merger Agreement to share with S&C which would include a 42-day go-shop period, no marketing period, acceleration and cash-out of all Company equity awards, an outside date of twelve months post-signing, a 3% break fee (outside of the go-shop period) and a requirement that the parties use reasonable best efforts to obtain antitrust clearance (including through litigation on the merits, divestitures and refraining from engaging in other acquisitions during the pendency of HSR review).
On December 19, 2024, URI was granted access to a virtual data room (the “VDR”) containing certain confidential due diligence materials. From this date until execution of the Merger Agreement, URI continued to conduct due diligence on H&E.
On December 20, 2024, URI signed a clean team agreement with H&E. For more information, see the section of H&E’s Schedule 14D-9 titled “Conflicts of Interest — Arrangements with URI and Merger Sub — Confidentiality Agreements.”
On December 21, 2024, representatives of Milbank provided an updated draft of the Merger Agreement to representatives of S&C. The draft Merger Agreement proposed, among other things, the additional changes discussed with Company management on December 17.
Later on December 21, 2024, representatives of BofA Securities spoke with Alfredo Barquin, Vice President of Business Development of URI. During this call, Mr. Barquin highlighted URI’s diligence needs and emphasized that there were material differences in terms in the updated draft of the Merger Agreement that would need to be resolved.
On December 22, 2024, Messrs. Barber and Flannery discussed the open items in the draft Merger Agreement. Mr. Flannery expressed that there were significant differences between the parties’ positions on key terms and indicated that representatives of S&C would share a draft Merger Agreement with representatives of Milbank in the coming days.
Later on December 22, 2024, representatives of BofA Securities spoke with Messrs. Flannery and Barquin to discuss the latest draft Merger Agreement. Mr. Flannery emphasized URI’s need for a debt financing marketing period and proposed a 12-business day marketing period (rather than the 15-business day period previously proposed). Mr. Flannery stated that URI would be willing to negotiate the length of the go-shop provision. However, Mr. Flannery stated that URI would not agree to an outside date beyond the 120 days (with an optional 30-day extension if HSR approval is not obtained within 120 days) proposed in their last draft, based on URI’s belief and expectation that the transaction would receive antitrust clearance expeditiously and, if not, the parties could at that time agree, as appropriate, on an alternative path forward.
On December 23, 2024, members of H&E’s senior management team met via teleconference with representatives of Milbank and BofA Securities. The parties discussed the ongoing due diligence process and noted that URI’s due diligence review continued apace.
On December 24, 2024, representatives of S&C sent representatives of Milbank a revised draft Merger Agreement, which, among other things, revised the go-shop period to 25 days, reintroduced the marketing period concept (but with a reduced 12-business day period), increased the break fee outside of the go-shop period to 4%, adjusted the outside date to 120 days (with an optional 30-day extension if HSR approval is not obtained within 120 days), provided for the rollover of eligible Company equity awards into URI equity awards, other than Company equity awards that by their terms would become vested upon the closing, which awards would be cashed out at closing, and provided that URI would not be required to litigate or make divestitures to obtain antitrust approval.
On December 26, 2024, members of the senior management of H&E met with representatives of Milbank and BofA Securities to discuss the draft Merger Agreement sent by S&C on December 24, 2024. After discussion, the parties concluded that key points in the Merger Agreement remained open and resolved to schedule a meeting with the H&E Board to discuss the open issues. Later that day, Mr. Barber spoke with Mr. Flannery to discuss open points in the Merger Agreement.
On December 27, 2024, the H&E Board held a special meeting, with members of H&E’s senior management team and representatives of Milbank and BofA Securities in attendance to discuss the draft Merger Agreement received from S&C on December 24, 2024. Representatives of Milbank noted the key terms in the draft merger agreement that remained open issues, including the length and details of the post-signing go-shop period, the inclusion of a debt financing marketing period, the outside date and URI’s efforts to obtain antitrust approval and rollover of certain of H&E equity awards into URI equity awards (as opposed to the cash out of all of H&E equity awards). Following discussion, the H&E Board instructed Milbank to increase the length of the go-shop period to 35 days in the next draft of the Merger Agreement. With respect to the marketing period, Milbank and the H&E Board discussed the risk to closing certainty, noting that the inclusion of a marketing period generally did not increase closing risk but that URI’s proposed required financial information to be provided by H&E presented some potential uncertainty. The H&E Board instructed Milbank to engage with S&C to narrow the scope of required information to provide H&E more certainty if H&E were to agree to a marketing period. Representatives of Milbank also discussed the antitrust provisions with the H&E Board, noting that the outside date proposed by URI was significantly shorter than that proposed by H&E. The H&E Board and Milbank also discussed the relative scope of antitrust risk in the proposed transaction. Mr. Engquist and representatives of BofA Securities informed the Board that Mr. Flannery had indicated that the URI would not agree to any lengthening of the interim period. Following further discussion, the H&E Board instructed BofA Securities, Milbank and senior management to engage, as appropriate, with URI and S&C on the antitrust provisions, including with respect to proposing a potential antitrust reverse break fee, the marketing period and go-shop related matters to determine whether the parties would be able to find a path forward on key issues. The H&E Board also noted that the respective commercial teams would continue to discuss treatment of equity awards.
On December 27, 2024, representatives of BofA Securities spoke with Messrs. Flannery and Barquin regarding H&E’s feedback with respect to the positions raised by Messrs. Flannery and Barquin during their December 22 call with BofA Securities.
On December 28, 2024, representatives of BofA Securities spoke with Messrs. Flannery and Barquin on antitrust and go-shop related matters.
On December 29, 2024, representatives of Milbank spoke with representatives of S&C on financing matters, including the scope of the proposed required information. Mr. Barber also spoke with Mr. Flannery, who stated that URI would not agree to a reverse break fee. However, Mr. Flannery indicated URI was open to a 35-day go-shop period and would aim to work with H&E on that open issue.

Later on December 29, 2024, the H&E Board held a special meeting, with members of H&E’s senior management team and representatives of Milbank and BofA Securities in attendance to discuss the results of the discussions among BofA Securities, Milbank, H&E’s senior management, URI and S&C. Representatives of BofA Securities reported that, with respect to antitrust efforts, URI confirmed that it would agree to not engage in other transactions during the pendency of the transaction with H&E that would be reasonably likely to materially delay receipt of antitrust clearance. However, URI reiterated that it would not agree to an outside date longer than 120 days post-signing (with an optional 30-day extension if antitrust clearance is not obtained within 120 days). Representatives of Milbank reported that S&C had agreed to a tighter scope of information required to be provided by H&E in connection with the marketing period. Members of H&E’s senior management team confirmed that they believed H&E would reasonably be able to provide the requested information, and Mr. Barber provided an overview of his conversation with Mr. Flannery. Following further discussion, the Board instructed Milbank to share a revised draft of the Merger Agreement including a 35-day go-shop period, accepting the marketing period concept with the narrower scope of required information as discussed between Milbank and S&C and increasing the break fee to 3.5%. The H&E Board also instructed Milbank to accept URI’s proposed outside date but to revise the antitrust efforts provision such that URI could not engage in other acquisitions during the pendency of the transaction with H&E that could reasonably be expected to impose any delay on receipt of antitrust clearance. As part of its discussions, the H&E Board also noted that the treatment of Company equity awards remained subject to discussion, with both parties seeking to come to an agreement on a partial cash-out of awards, with the remainder rolled over into URI equity awards. Following that meeting, Mr. Barber provided Mr. Flannery with an update regarding H&E’s position with regard to the open items in the Merger Agreement.
On December 31, 2024, Mr. Barber spoke with Mr. Flannery and Craig Pintoff, Executive Vice President and Chief Administrative Officer of URI, regarding treatment of certain human resources and benefits matters under the Merger Agreement.
On January 1, 2025, representatives of Milbank provided a revised draft of the Merger Agreement to representatives of S&C reflecting the H&E Board’s positions.
On January 2, 2025, Mr. Barber spoke with Mr. Flannery to discuss the terms of a proposed amendment to the confidentiality agreement between H&E and URI.
On January 5, 2025, representatives of Milbank received a draft of the Merger Agreement from representatives of S&C. Among other things, the revised draft accepted H&E’s proposals of a 35-day go-shop period and a narrowed approach on required information. However, the draft provided that the required information to be provided by H&E in connection with the marketing period had to remain compliant throughout the marketing period, increased the break fee to 3.75% and provided that URI could engage in alternative acquisitions that could not reasonably be expected to impose a material delay on obtaining antitrust approval.
On January 6, 2025, Mr. Barber spoke with Mr. Flannery to discuss open items in the Merger Agreement.
On January 8, 2025, the H&E Board held a special meeting, with members of H&E’s senior management team and representatives of BofA Securities and Milbank in attendance. Milbank provided an overview of the latest draft Merger Agreement received from S&C, and the H&E Board asked questions of the representatives of Milbank. In particular, the H&E Board discussed the requirement that information remain compliant throughout the marketing period, noting that they did not expect any financial information to be noncompliant given the low likelihood of H&E having to amend its financials. The H&E Board also discussed the importance of a restriction on URI’s engagement in other acquisitions that could reasonably be expected to impose any delay on obtaining antitrust clearance of the transaction between H&E and URI (as opposed to a material delay). The H&E Board determined to accept URI’s proposed break fee given market standards and the 50% reduced break fee during the go-shop period. The H&E Board instructed Milbank to deliver a revised draft of the Merger Agreement to S&C reflecting the H&E Board’s positions, noting that senior management, with the guidance of members of the Compensation Committee of the H&E Board (the “Compensation Committee”), continued to work towards an agreement a partial cash-out of awards, with the remainder rolled over into URI equity awards. Mr. Barber delivered to members of the compensation committee as well as Pearl Meyer & Partners (“Pearl Meyer”) H&E’s compensation consultant, a document indicating which individuals’ unvested equity was being proposed to be cashed out and which was being proposed to rollover into URI’s equity. This document also indicated proposed stay bonuses and post close retention bonuses. Additionally, this document outlined proposed executive severance. The compensation committee subsequently held a meeting with representatives of Pearl Meyer, H&E’s compensation consultant to, inter alia, ensure any agreement with URI on treatment of equity awards was consistent with the underlying plans. From this date until the signing of the Merger Agreement, Mr. Barber discussed the proposed treatment of H&E equity awards with members of the Compensation Committee. Later that day, Mr. Barber spoke with Mr. Flannery to discuss open items in the Merger Agreement.
Later on January 8, 2025, representatives of Milbank provided a revised draft of the Merger Agreement to representatives of S&C consistent with the H&E Board’s instructions.
On January 9, 2025, Mr. Barber spoke with Mr. Pintoff to discuss human resources matters in connection with the Merger Agreement.
Later on January 9, 2025, consistent with conversations between the Compensation Committee and Pearl Meyer, H&E shared with URI a document indicating, inter alia, proposed stay bonuses and post close retention bonuses. From that date until the signing of the Merger Agreement, the parties continued work together to finalize treatment of employee awards.
On January 10, 2025, the H&E Board held another special meeting with members of H&E’s senior management team and representatives of BofA Securities and Milbank in attendance. BofA Securities first provided an overview of its valuation analysis and noted that it would be ready to deliver a fairness opinion at an upcoming board meeting consistent with its analysis. After discussion, representatives of BofA Securities left the meeting, and Milbank provided a summary of the latest draft Merger Agreement shared with S&C for the board’s consideration. The H&E Board and Milbank also discussed URI’s proposed purchase price of $92.00 per share, noting this price represented a 101.9% premium over the closing stock price of Company common stock on January 8, 2025, and whether the H&E Board should make a counterproposal to URI. The H&E Board considered the very significant premium to be received by H&E’s stockholders at $92.00 per share as well as the risk of URI attempting to lower the price or abandoning the transaction if the H&E Board proposed a higher price. After discussion, the H&E Board determined to accept URI’s proposal of $92.00 per share and instructed Milbank to work with S&C to finalize the Merger Agreement.
On January 10, 2025, the URI Board held a special meeting, with members of senior management in attendance. During the meeting, the URI Board reviewed a draft of the Merger Agreement substantially in the form that would ultimately be adopted. The URI Board and members of senior management discussed the recent dislocation in H&E’s share price and whether it would make sense to possibly pause the transaction to allow its shares to appreciate and thus moderate the premium in time. Mr. Flannery advised the URI Board that he would follow up with Messrs. Engquist and Barber over the weekend to convey the URI Board’s concerns. The URI directors indicated their conditional approval of the proposed transaction on the terms and at a price of up to $92.00 per share, subject to Mr. Flannery confirming to them over that weekend the final agreed upon terms and timing.
Later on January 10, Mr. Engquist and Mr. Barber received a call from Mr. Flannery. Mr. Flannery indicated that, with the recent downward pressure on H&E’s stock price, the $92.00 per share proposed price now represented over a 100% premium which optically could present challenges with the URI Board, but that the underlying economics remained the same and that Mr. Flannery remained committed to the $92.00 per share price.
On January 11, 2025, representatives of Milbank received a draft of the Merger Agreement from representatives of S&C, accepting H&E’s proposed restriction on URI’s engagement in other acquisitions that could reasonably be expected to impose any delay on obtaining antitrust clearance. Milbank and S&C continued to exchange drafts over the next two days to finalize certain legal drafting items, and H&E and URI continued to discuss treatment of H&E equity awards. Later that day, Mr. Barber spoke with Messrs. Flannery and Pintoff regarding open items in the Merger Agreement.
On January 12, 2025, Mr. Flannery advised the URI Board that the parties had reached agreement with respect to the remaining open items. In response, the URI Board determined unanimously that it was advisable, fair to and in the best interests of URI’s stockholders that URI enter into the Merger Agreement and unanimously resolved to adopt and approve, and to cause its subsidiaries to adopt and approve, as applicable, the Merger Agreement and the transactions contemplated thereby.
Later on January 12, 2025, Mr. Flannery informed Mr. Engquist and Mr. Barber that the URI Board had unanimously approved the proposed transaction at the $92.00 per share price. During that call, press release logistics were also discussed.
On January 13, 2025, Mr. Barber spoke with Mr. Pintoff to discuss human resources matters in connection with the Merger Agreement.
Later on January 13, 2025, the H&E Board held a special meeting with members of H&E’s senior management team and representatives of Milbank and BofA Securities in attendance. The representatives of Milbank then reviewed with the H&E Board a detailed summary of the proposed terms of the Merger Agreement, and the proposed transaction generally, including the final agreement on treatment of Company equity awards, providing for the cash-out of certain Company equity awards (specifically, all Company equity awards that by their terms would accelerate vesting upon the closing (which applied to all time-based restricted shares held by executive officers of H&E), all performance-based restricted stock units, and the time-based restricted shares held by certain identified employees), with all other awards to be rolled over into URI equity awards. The H&E Board then asked questions of the representatives of Milbank regarding key points in the Merger Agreement, which representatives of Milbank answered. Thereafter, at the request of the H&E Board, representatives of BofA Securities reviewed with the H&E Board its financial analysis of the proposed Offer Price and delivered to the H&E Board an oral opinion, which was confirmed by delivery of a written opinion dated January 13, 2025, to the effect that, as of that date and based on the various assumptions and limitations described in the written opinion, the Offer Price to be received by holders of H&E common stock (other than Excluded Shares) was fair, from a financial point of view, to such holders. For more information, see the section of H&E’s Schedule 14D-9 entitled “The Merger — Opinion of BofA Securities.” After the representatives of BofA Securities exited the meeting, the representatives of Milbank provided an overview of the H&E Board’s fiduciary duties in considering whether to adopt and approve the Merger Agreement. After further discussion and deliberation by the H&E Board, including as to the matters described in the section of H&E’s Schedule 14D-9 entitled “Reasons for the Recommendation of the Company Board”, the H&E Board determined unanimously that it was advisable, fair to and in the best interests of the holders of H&E common stock that H&E enter into the Merger Agreement and unanimously resolved to adopt and approve the Merger Agreement and the transactions contemplated thereby and recommend that H&E’s stockholders tender their shares in connection with the transaction.
That evening, the parties and their respective financial and legal advisors finalized the transaction documents. Later on January 13, 2025, the parties executed the transaction documents, including the merger agreement.
On January 14, 2025, the proposed transaction was announced by press release prior to the market opening. Immediately following the press release and in accordance with the directions of the H&E Board, representatives of BofA Securities and members of the H&E Board began outreach to persons potentially interested in exploring a transaction involving H&E during the Go-Shop Period. The Go-Shop Period will expire at 11:59 p.m., Eastern time, on February 17, 2025.
11.
The Merger Agreement; Other Agreements

The Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Merger Sub, URNA and URI — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement
The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about URI, us and H&E or any of our or their respective affiliates contained in this Offer to Purchase or in our or their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about URI, us and H&E or any of our or their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement (i) were made solely for purposes of the Merger Agreement, (ii) were solely for the benefit of the parties to the Merger Agreement, (iii) have been qualified by documents filed with, or furnished to, the SEC prior to the date of the Merger Agreement, (iv) may be subject to qualifications and limitations agreed upon by the parties to the Merger Agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, (v) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors and (vi) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Accordingly, the Merger Agreement is included here only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding URI, H&E or their businesses. The Merger Agreement and this summary should not be relied upon as disclosure about URI or H&E. You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of URI, H&E or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in URI or H&E’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding URI or H&E that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other documents that URI and H&E file with the SEC.
The Offer
The Merger Agreement provides that we will commence the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than January 28, 2025). Subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) by us and URI of the conditions that are described in Section 15 — “Conditions to the Offer,” we will (and URI will cause us to), promptly, and in no event later than 9:00 a.m., Eastern Time, one business day after the Expiration Date, irrevocably accept for payment all Shares validly tendered (and not properly withdrawn) pursuant to the Offer and as promptly as practicable after the Offer Acceptance Time (and in any event within three business days) pay for all such Shares. The initial Expiration Date will be one minute after 11:59 p.m., Eastern Time, on Tuesday, February 25, 2025.
Terms and Conditions of the Offer
Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to Offer Conditions. We expressly reserve the right to (i) increase the amount of cash constituting the Offer Price, (ii) waive any Offer Condition (to the extent permitted under applicable laws) and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided, however, notwithstanding anything to the contrary contained in the Merger Agreement, that without the prior written consent of H&E, URI and Merger Sub will not, (A) decrease the Offer Price (except as expressly permitted by the Merger Agreement), (B) change the form of consideration payable in the Offer (other than increasing the cash consideration payable in the Offer), (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose any conditions or requirements to the Offer other than the Offer Conditions, (E) amend, modify or waive the Minimum Condition, Termination Condition or Regulatory Approval Condition, (F) amend, modify or supplement any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (G) except as otherwise required or expressly permitted by the Merger Agreement, withdraw or terminate the Offer or accelerate, extend or otherwise change the Expiration Date, or (H) provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.

Extensions of the Offer
If, as of the then-scheduled Expiration Date, any of the Offer Conditions has not been satisfied or waived by us and by URI (to the extent such waiver is permitted under the Merger Agreement and applicable law), we are required to extend the Offer beyond the initial Expiration Date (a) for additional periods of up to 10 business days per extension if, as of the scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by us or URI and has been waived), to permit such Offer Condition to be satisfied; (b) from time to time for any period required by applicable law, any interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Offer; and (c) until the later of the No-Shop Period Start Date (as defined below) or the date when any Excluded Parties (as defined below) cease to be Excluded Parties (and if any such date is not a business day, the first business day thereafter). The Merger Agreement provides that we are not required or, without the prior consent of H&E, permitted, to extend the Offer beyond the Extension Deadline, as summarized below in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination of the Merger Agreement.”
H&E Board Recommendation
The H&E Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of H&E and its stockholders, and declared it advisable to enter into the Merger Agreement with URI and Merger Sub, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, in accordance with the DGCL, (iii) resolved that, subject to the terms of the Merger Agreement, the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that H&E’s stockholders accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, in each case, upon the terms and subject to the conditions of the Merger Agreement (such recommendation described in clauses (i) through (iv), the “H&E Board Recommendation”).
The Merger
The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, which, subject to the satisfaction or waiver (to the extent such waiver is permitted under the Merger Agreement and applicable law) of the conditions set forth in the Merger Agreement, will occur as soon as practicable following the Offer Acceptance Time:
•
we will be merged with and into H&E, and, as a result of the Merger, our separate corporate existence will cease;

•
H&E will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of URI; and

•
all of the properties, rights, privileges and powers of H&E and us will vest in H&E as the Surviving Corporation, and all of the debts, liabilities and duties of H&E and us will become the debts, liabilities and duties of H&E as the Surviving Corporation.

Application of Section 251(h) of the DGCL.   The Merger will be effected under Section 251(h) of the DGCL, without a vote of the stockholders of H&E. Accordingly, after the Offer Acceptance Time, URI, we and H&E have agreed, subject to satisfaction of the conditions set forth in the Merger Agreement, to take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a vote of the stockholders of H&E.
Certificate of Incorporation; Bylaws.   The Merger Agreement provides that the certificate of incorporation of H&E will be amended and restated at the Effective Time to take the form of our certificate of incorporation in effect immediately prior to the Effective Time, except that references to our name will be replaced with references to the Surviving Corporation’s name and any references to our sole incorporator will be removed. The Merger Agreement also provides that the bylaws of H&E will be amended and restated at the Effective Time to read as our bylaws in effect immediately prior to the Effective Time, except that references to our name will be replaced with references to the Surviving Corporation’s name.

Changes of Directors and Officers in Connection with the Offer and the Merger.   The Merger Agreement provides that at the Effective Time, (i) the initial directors of the Surviving Corporation will be the directors of Merger Sub immediately prior to the Effective Time and (ii) the officers of H&E immediately prior to the Effective Time will be the officers of the Surviving Corporation.
Merger Closing Conditions.   Our obligations and the obligations of URI and H&E to effect the Merger are subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of each of the following conditions:
•
there not being any temporary restraining order, preliminary or permanent injunction or order issued by any court of competent jurisdiction in the United States or other legal or regulatory restraint or prohibition in the United States preventing the consummation of the Merger being in effect, and no statute, rule, regulation or order in the United States being enacted, entered, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal, or enjoins the consummation of the Merger; and

•
URI (on behalf of itself or Merger Sub) having irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Per Share Price.   At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by H&E and its subsidiaries immediately prior to the Effective Time (“Owned H&E Shares”) and Shares for which appraisal has been duly demanded in connection with the Merger and the right thereto under the DGCL has not been effectively withdrawn or otherwise waived or lost, as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights” (“Dissenting Shares”)) will be converted automatically into and will thereafter represent only the right to receive the Per Share Price, without interest, less any applicable withholding of taxes.
Payment for Shares.   Prior to the Offer Acceptance Time, URI will designate, after reasonable consultation with H&E and pursuant to the terms of the Merger Agreement, a depository agent and a paying agent to act as agent for the holders of Shares to receive the aggregate Offer Price to which the holders of such Shares become entitled pursuant to the Offer (the “Depository Agent”) and for the holders of Shares to receive the aggregate Per Share Price to which the holders of such Shares become entitled pursuant to the Merger Agreement (the “Payment Agent”). At or immediately following the Offer Acceptance Time, URI will deposit, or cause to be deposited, with the Depository Agent, an amount of cash equal to the aggregate Offer Price to which the holders of Shares become entitled to the Merger Agreement. At or immediately following the Closing, URI will deposit (or cause to be deposited), on behalf of Merger Sub, with the Payment Agent, an amount of cash equal to the aggregate consideration to which H&E’s stockholders become entitled pursuant to the Merger Agreement (which, for the avoidance of doubt, shall not include the H&E RSA Consideration or the H&E PSU Consideration (as defined below)).
Promptly following the Closing (but in any event within three business days thereafter), URI and the Surviving Corporation will cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Dissenting Shares) of (i) Share Certificates; or (ii) non-certificated Shares represented by book-entry (“Book-Entry Shares”) not held, directly or indirectly, through DTC, (A) in the case of holders of Share Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Share Certificates will pass, only upon delivery of the Share Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Share Certificates and Book-Entry Shares, as applicable, in exchange for the Per Share Price, payable in respect thereof.
Upon surrender of Share Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Share Certificates will be entitled to receive in exchange an amount in cash (subject to any applicable withholding of taxes) equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such Share Certificate; by (2) the Per Share Price, and the Share Certificates so surrendered will be cancelled. Upon receipt of an Agent’s Message by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of Book-Entry Shares, the holders of such Book-Entry Shares will be entitled to receive in exchange an amount in cash (subject to any applicable withholding of taxes) equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such holder’s transferred Book-Entry Shares; by (y) the Per Share Price, and the transferred Book-Entry Shares so surrendered will be cancelled. The Payment Agent will accept such Share Certificates and transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Share Certificates and Book-Entry Shares on the Per Share Price, payable upon the surrender of such Share Certificates and Book-Entry Shares. Until so surrendered, outstanding Share Certificates and Book-Entry Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price without interest thereon. No holder of Book-Entry Shares will be required to provide a Share Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive.
In the event that any Share Certificate has been lost, stolen or destroyed, if the person claiming that such Share Certificate is lost, stolen or destroyed makes an affidavit of such fact and, if required by URI or the Payment Agent, delivers a bond in customary amount and upon such terms as may be required by URNA or the Payment Agent as indemnity against any claim that may be made against URI, Payment Agent or the Surviving Corporation with respect to such Share Certificate, the Payment Agent will, in exchange for such Certificate, issue a check in the amount (after giving effect to any required tax withholdings) of the Per Share Price.
Any portion of the funds that remains undistributed to the holders of the Share Certificates or Book-Entry Shares on the date that is one year after the date of the Closing (the “Closing Date”), as applicable, will be delivered to URI or the Surviving Corporation, as determined by URI, and, thereafter, any holders of Shares that were issued and outstanding immediately prior to the Effective Time, who have not theretofore surrendered or transferred their Share Certificates or Book-Entry Shares representing such Shares, for exchange may look for payment of the Per Share Price without interest thereon, payable in respect of the Shares represented by such Share Certificates or Book-Entry Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price, to which such holders may be entitled pursuant to the Merger Agreement. Any amounts remaining unclaimed by holders of any such Share Certificates or Book-Entry Shares two years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
Notwithstanding anything to the contrary in this Offer to Purchase, each of the Depository Agent, the Payment Agent, URI, Merger Sub, H&E and the Surviving Corporation (and any of their respective subsidiaries) will be entitled to deduct and withhold from any cash amounts payable pursuant to the Merger Agreement, such amounts as are required to be deducted or withheld therefrom pursuant to the U.S. Internal Revenue Code or any other applicable tax legal requirement. To the extent that such amounts are so deducted or withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
Treatment of H&E Equity Awards
At the Effective Time, each H&E Single-Trigger RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of Shares subject to such H&E Single-Trigger RSA immediately prior to the Effective Time, multiplied by (B) the Per Share Price, less any applicable withholding taxes (the “H&E Single-Trigger RSA Consideration”).
At the Effective Time, each H&E PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be fully vested, cancelled and automatically converted, without any required action on the part of the holder thereof, into the right to receive an amount in cash equal to the product of (A) the aggregate number of Shares subject to such H&E PSU (together with any accrued and unpaid dividends or dividend equivalents corresponding to such H&E PSU) (with any performance conditions deemed to be earned based at the target level of performance; provided, that any performance conditions applicable to performance periods that have ended prior to Effective Time will be deemed earned based on the actual level of performance), multiplied by (B) the Per Share Price, less any applicable withholding taxes (the “H&E PSU Consideration”).
At the Effective Time, each H&E RSA that is not an H&E Single-Trigger RSA described above will be cancelled and be substituted with an award of restricted stock units of URI granted under the URI 2019 Long-Term Incentive Plan in respect of a number of shares of common stock, $0.01 par value, of URI (each, a “URI RSU”) equal to (rounded down to the nearest whole number) (A) the number of Shares subject to such H&E RSA immediately prior to the Effective Time multiplied by (B) (x) the Per Share Price divided by (y) the volume weighted average of the closing sale prices per share of the common stock, $0.01 par value, of URI on the New York Stock Exchange, as reported in the New York City portion of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source) on each of the five full consecutive trading days ending on and including the third business day prior to the date on which the closing of the Merger occurs. Except as specifically provided in the Merger Agreement, following the Effective Time, each URI RSU will vest according to the same vesting schedule and will have forfeiture conditions no less favorable to the holder of such URI RSU than the forfeiture conditions that were applicable to the corresponding H&E RSA immediately prior to the Effective Time; provided, that if the employment of a holder of URI RSUs is terminated by URI without Cause or by the award holder for Good Reason (each as defined in the Company Disclosure Letter), any then-unvested URI RSUs will accelerate and vest; and provided, further, that if the employment of a holder of URI RSUs is terminated due to such holder’s death or Disability (as defined under URI’s long-term disability policies), any then-unvested URI RSUs will accelerate and vest.
Representations and Warranties
The Merger Agreement contains representations and warranties of H&E, URI and us.
Some of the representations and warranties in the Merger Agreement made by H&E, URI and us are qualified as to “materiality,” “knowledge” and, with respect to H&E, “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any fact, circumstance, event, development, change, effect or occurrence (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (x) is having or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of H&E and its subsidiaries (“H&E Group”), taken as a whole or (y) would prevent H&E from consummating the transactions contemplated by the Merger Agreement; provided, however, that, with respect to clause (x) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(i)
changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii)
changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country or (2) changes in exchange rates generally for the currencies of any country;

(iii)
the general conditions or trends, or changes in general conditions or trends in the industries in which the H&E Group operates or generally conducts business or where their products or services are sold;

(iv)
changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)
an Effect arising from or relating to national or international political or social conditions, including the engagement by any country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon any country, or any of its territories, possessions, or diplomatic or consular offices;
(vi)
any Effect arising from or relating to any natural disaster, named storm, changes in weather or climate or any escalation or worsening of the foregoing;

(vii)
any Effect arising from the execution, announcement or performance of the Merger Agreement (including the identity of URI, Merger Sub or their affiliates) or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the H&E Group with employees, partnerships, labor unions, work councils, financing sources, suppliers, customers, partners, vendors, governmental authorities or any other person or other business relationships (other than, in each case, for purposes of any representation and warranty set forth in the Merger Agreement);

(viii)
the compliance by any party with the express terms of the Merger Agreement (other than any obligation to operate in the ordinary course), including any action taken or refrained from being taken as expressly required by the terms of the Merger Agreement;

(ix)
any action taken or refrained from being taken, in each case which URI has expressly approved, consented to or requested in writing following the date of the Merger Agreement;

(x)
changes in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

(xi)
changes in the price or trading volume of the Shares or any change in the credit rating of H&E or any of its securities, in and of itself (it being understood that any cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)
any failure, in and of itself, by the H&E Group to meet (A) any public estimates or expectations of H&E’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii)
any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former stockholders of H&E (on their own behalf or on behalf of H&E) against H&E, any of its executive officers or other employees or any member of the H&E Board arising out of the Merger or any other transaction contemplated by the Merger Agreement (but not any finally adjudicated breach of fiduciary duty or violation of law itself);

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent that such Effect has had a disproportionate adverse effect on H&E relative to other companies operating in the industries in which the H&E Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.
In the Merger Agreement, H&E has made customary representations and warranties to URI and us with respect to, among other things:
•
the due organization, valid existence, good standing and qualification to do business of H&E and the organizational documents of H&E;

•
the corporate power and authority of H&E to perform under the Merger Agreement and the binding nature of the Merger Agreement, including the inapplicability of a stockholder vote required to authorize or adopt the Merger Agreement or to consummate the transactions contemplated thereby and the fairness opinion of BofA Securities, Inc.(the “Advisor”);

•
the inapplicability of any anti-takeover law to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•
the absence of any conflict or violation between the execution and delivery of and performance under the Merger Agreement by H&E and the consummation of the transactions contemplated by the Merger Agreement, on the one hand, and the organizational documents or certain agreements of H&E and its subsidiaries or applicable laws, on the other hand;

•
the non-applicability of notices, consents, approvals, orders or authorizations, filings, registrations, or notifications with any governmental entity in connection with the execution and delivery of and performance under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•
H&E’s capitalization;

•
the subsidiaries of H&E;

•
H&E’s SEC filings;

•
H&E’s financial statements, internal controls and procedures;

•
the absence of certain undisclosed liabilities;

•
the absence of certain changes;

•
material contracts and the absence of any defaults under material contracts;

•
real property;

•
environmental matters;

•
H&E’s intellectual property and data privacy matters, including the absence of infringement of rights of others;

•
tax matters, including filings of tax returns and payment of taxes;

•
employee benefit matters;

•
labor matters;

•
permits;

•
compliance with applicable laws and regulatory requirements, including certain anti-corruption and anti-bribery laws and sanctions regulations;

•
the absence of legal proceedings and orders;

•
insurance coverage;

•
related persons transactions;

•
brokers; and

•
personal property.

In the Merger Agreement, we and URI have made customary representations and warranties to H&E with respect to, among other things:
•
the due organization, valid existence, good standing and qualification to do business of URI and Merger Sub;

•
the organizational documents of URI and Merger Sub;

•
the corporate authority and power of URI and Merger Sub to perform under the Merger Agreement and the binding nature of the Merger Agreement;

•
the absence of any conflict or violation between the execution and delivery of and performance under the Merger Agreement by URI and Merger Sub and the consummation of the transactions contemplated by the Merger Agreement, on the one hand, and the organizational documents or certain agreements of URI and Merger Sub or applicable laws, on the other hand;

•
the non-applicability of notices, consents, approvals, orders or authorizations, filings, registrations, or notifications with any governmental entity in connection with the execution and delivery of and performance under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;
•
the absence of legal proceedings and orders;

•
the lack of ownership of Shares by URI, Merger Sub or their respective controlled affiliates;

•
brokers;

•
operations of Merger Sub;

•
the inapplicability of a stockholder vote of URI required to authorize or adopt the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement;

•
the execution and delivery of debt commitment letter and debt fee letters; and

•
the absence of certain arrangements between URI or any of its affiliates, on the one hand, and any executive officer, director or affiliate of H&E, on the other hand, that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act;

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.
Conduct of Business of H&E
The Merger Agreement provides that, except (a) as expressly contemplated by the Merger Agreement or required by applicable law; (b) as set forth in the confidential disclosure letter that H&E delivered to URI and Merger Sub in connection with the execution and delivery of the Merger Agreement (the “H&E Disclosure Letter”); or (c) as requested or approved by URI in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, H&E will, and will cause each of its subsidiaries to, use its reasonable best efforts to: (i) conduct its business and operations in the ordinary course of business in all material respects, (ii) maintain the H&E’s existence in good standing (to the extent applicable) pursuant to applicable law, (iii) preserve intact its material assets, properties, contracts or other material legally binding understandings, licenses and business organizations and (iv) preserve the current material relationships with customers vendors, distributors, partners (including system integrators, platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other persons with which the H&E Group has material business relations.
In addition, except (i) as set forth in the H&E Disclosure Letter, (ii) as approved by URI in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of the Merger Agreement or required by applicable law, at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, H&E will not, and will not permit any of its subsidiaries to:
•
amend its charter, bylaws, or any other similar organizational document;

•
propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge, dispose of, transfer, lease, license, guarantee, encumber or otherwise enter into any contract or other agreement, understanding or arrangement with respect to the voting of, any equity security of H&E, except (A) for the issuance or sale of Shares in connection with the settlement of H&E RSAs and H&E PSUs outstanding as of the date of the Merger Agreement in accordance with their terms and the applicable H&E Equity Plans in effect on January 9, 2025; or (B) by a wholly owned subsidiary to H&E or another wholly owned subsidiary;

•
directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings, or cancellations of equity securities of H&E in connection with the exercise or settlement or other disposition or issuance of H&E equity-based awards issued under the H&E Equity Plans; or (B) transactions between H&E and any of its direct or indirect subsidiaries;
•
(A) adjust, split, combine, reclassify, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock, or issue or authorize or propose the issuance of any other equity securities of H&E in respect of, in lieu of or in substitution for, any shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for (i) cash dividends made by any direct or indirect wholly owned subsidiary to H&E, or one of H&E’s other wholly owned subsidiaries or (ii) cash dividends that are consistent with past practice, in an amount not to exceed the amount set forth in the H&E Disclosure Letter, and with record and payment dates consistent with past practice of H&E during the prior 12 months without acceleration; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

•
(A) incur or assume any indebtedness (including any long-term or short-term debt) or issue any debt securities, warrants or other rights to acquire any debt security, except (1) for trade payables incurred in the ordinary course of business; (2) obligations incurred pursuant to business credit cards in the ordinary course of business; (3) intercompany loans or advances between or among H&E and its direct or indirect wholly owned subsidiaries; (4) borrowings under the that certain sixth amended and restated credit agreement, dated as of February 2, 2023, by and among H&E, as borrower, certain other subsidiaries of H&E, as the other borrowers party thereto, the lenders party thereto, Wells Fargo Bank, National Association as the administrative agent and the other parties thereto, and as further supplemented, amended, restated or amended and restated, in the ordinary course of business not to exceed $50,000,000 per calendar month, net of any repayments during such one-calendar month period; (5) accrued and unpaid interest under the 3.875% senior notes due 2028, issued pursuant to the indenture that certain indenture, dated as of December 14, 2020, by and among H&E, each of the guarantors party thereto, and the Bank of New York Mellon Trust Company, N.A., as trustee in accordance with the terms set forth therein; (6) liabilities pursuant to or in connection with letters of credit, banker’s acceptances, bank guarantees or similar items (in each case whether or not drawn, contingent or otherwise) incurred in the ordinary course of business; and (7) liabilities pursuant to capital or finance leases (as determined in accordance with GAAP) incurred in the ordinary course of business; provided that in the case of clause (7), such liabilities may not exceed $5,000,000 in the aggregate or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of any direct or indirect wholly owned subsidiaries otherwise incurred in compliance with the terms of the Merger Agreement;

•
mortgage or pledge any of its and its subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon (other than permitted liens), other than in connection with financing transactions permitted by the Merger Agreement or consented to by URI;

•
make any loans, advances or capital contributions to, or investments in, any other person, except for (1) advances to directors, officers and other employees of H&E or any of its subsidiaries for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the H&E Group’s policies related thereto; and (2) loans, advances or capital contributions to, or other extensions of credit or investments in, H&E or any direct or indirect wholly owned subsidiaries of H&E;

•
acquire any properties or assets of any person in excess of $5,000,000 in the aggregate per quarter, other than the acquisition of inventory (including rental equipment not to exceed $330,000,000 in the aggregate) or services by the H&E Group in the ordinary course of business;

•
lease, license, sell, sell and leaseback, abandon, transfer, assign, guarantee, divest, cancel, abandon, allow to lapse or expire, exchange, or otherwise dispose of, or incur, permit or suffer to exist the creation of any encumbrance (other than any permitted liens) upon, any properties or assets, tangible or intangible (including intellectual property), product lines or businesses of H&E or any of its subsidiaries, including capital stock or other equity interests of any of its subsidiaries in excess of $5,000,000 in the aggregate per quarter, other than (1) the sale, lease or license of products or services of the H&E Group (not including Intellectual Property rights) in the ordinary course of business; (2) sale of obsolete assets (not including intellectual property rights); (3) non-exclusive licenses of intellectual property rights entered into in the ordinary course of business; and (4) the sale of rental equipment in the ordinary course of business, not to exceed $71,500,000 in the aggregate;
•
encumber or dispose of any real property owned by H&E or any of its subsidiaries or acquire a fee interest in any real property;

•
(A) increase or decrease in any manner the compensation or benefits of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the H&E Group; (B) become a party to, establish, adopt, amend, commence participation in, enter into or terminate any employee plan or any arrangement that would have been an employee plan had it been entered into prior to the date of the Merger Agreement; (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any employee plan; (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee plan; (E) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee of the H&E Group; or (F) hire, terminate (other than for “cause”), furlough or temporarily lay off any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the H&E Group with an annual base salary or wage rate (or, in the case of non-employee service providers, equivalent compensation) of $150,000 or more;

•
become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement, labor union contract or trade union agreement or other contract with any labor union, works council or other labor organization covering any employees of the Company Group or by which any member of the Company Group is a party to or otherwise bound (each, a “Collective Bargaining Agreement”) or any arrangement that would have been a Collective Bargaining Agreement had it been entered into prior to the date of the Merger Agreement, other than in connection with negotiations pursuant to any Collective Bargaining Agreement;

•
cancel, modify or waive any debts or similar claims held by H&E or any of its subsidiaries having in each case a value in excess of $200,000;

•
amend any permit in any material respect, or allow any such permit to lapse, expire or terminate (except where the lapse, expiration or termination of any such permit is with respect to a permit that has become obsolete, redundant or no longer required by applicable Law);

•
settle, release, waive or compromise any pending or threatened legal proceeding or other claim, except for the settlement of any legal proceeding or other claim that is (A) for solely monetary payments of, net of insurance recovery, no more than $250,000 individually or $500,000 in the aggregate; or (B) settled in compliance with the Merger Agreement; provided, that neither H&E nor any of its subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on H&E’s business;

•
except as required by applicable law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or practices, including with respect to any accounting method or accounting period used for tax purposes;

•
(A) make (other than in the ordinary course of business), rescind or change any material tax election; (B) settle, consent to or compromise any material tax claim or assessment or surrender a right to a material tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material tax, material tax return, tax claim or tax assessment (other than pursuant to extensions of time to file any tax return obtained in the ordinary course of business); (D) file an amended tax return that could materially increase the taxes payable by any member of the H&E Group; or (E) request any rulings, determinations, or similar statements from, or enter into a closing agreement with, any governmental authority regarding any tax;

•
incur or commit to incur any capital expenditure(s) other than consistent with the capital expenditure budget set forth in the Merger Agreement;

•
(A) modify or amend (other than (i) de minimis or ministerial amendments or (ii) amendments relating to ordinary course extensions or renewals with a term of 12 months or less), or voluntarily terminate or consent to the termination of, or waive, assign, encumber or release any material rights under, any material contract or (B) enter into any contract that would have been a material contract if such contract was in existence as of the date of the Merger Agreement;

•
maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any controlled affiliate of H&E or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•
effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the H&E Group under the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law, regulation or ordinance;

•
acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material portion thereof or material equity interest therein or enter into any joint venture, limited liability company, legal partnership, strategic alliance or similar arrangement (excluding, for avoidance of doubt, any commercial agreements that do not involve the formation of an entity with any person);

•
waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•
adopt or implement any stockholder rights plan or similar arrangement; or

•
enter into, authorize any of, or agree or commit to enter into a contract to do any of the foregoing.

Acquisition Proposals
During the period (the “Go-Shop Period”) beginning on the date of the Merger Agreement and continuing until 11:59 p.m., Eastern Time, on February 17, 2025 (the “No-Shop Period Start Date”), H&E and its controlled affiliates and their respective representatives will have the right to:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, would constitute or would reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•
subject to the entry into, and solely in accordance with, an acceptable confidentiality agreement, furnish to any person (and its representatives, prospective debt and equity financing sources and/or their respective representatives), any non-public information relating to the H&E Group or afford to any such person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the H&E Group, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal (or any proposal or inquiry that would constitute or would reasonably be expected to lead to an Acquisition Proposal); provided, however, that (A) H&E will substantially concurrently provide to URI, or provide URI access to, any such non-public information concerning the H&E Group that is provided to any such person or its representatives that was not previously provided to URI or its representatives and (B) the H&E Group shall not provide (and shall not permit any of their respective representatives to provide) any competitively sensitive non-public information to any person who is or whose controlled affiliates are a competitor of the H&E Group in connection with the actions permitted by the Merger Agreement, except in accordance with customary “clean room” or other similar procedures designed to manage the disclosure of competitively sensitive information;

•
continue, enter into, maintain, participate or engage in discussions or negotiations with any person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) with respect to an Acquisition Proposal (or any proposal or inquiry that would constitute or would reasonably be expected to lead to an Acquisition Proposal); and

•
cooperate with or assist or participate in or facilitate any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposal, including that H&E may grant a waiver under any “standstill provision” or similar obligation of any person with respect to the H&E Group solely to the extent necessary to allow such person to submit or amend an Acquisition Proposal on a confidential basis to the H&E Board (or any committee thereof).

Immediately upon the No-Shop Period Start Date, H&E will, and will cause its subsidiaries and its and their respective representatives to (for the avoidance of doubt, except with respect to an Excluded Party (as defined below), but only for so long as such person is and remains an Excluded Party):
•
cease and terminate and cause to be terminated any solicitation, encouragement, discussions or negotiations with any person and its representatives with respect to an Acquisition Proposal or a potential Acquisition Proposal (including any of the activities permitted during the Go-Shop Period);

•
request the prompt return or destruction of all non-public information concerning the H&E Group previously furnished to any such person and destruction of all analyses and other materials prepared by or on behalf of such person to the extent containing, reflecting or analyzing such information, in each case, in accordance with an acceptable confidentiality agreement between H&E or any of its controlled affiliates, on one hand, and such person, on the other hand;

•
cease providing any further information with respect to H&E or any Acquisition Proposal to any such person or its representatives; and

•
terminate all access granted to any such person and its representatives to any physical or electronic data room (or any other diligence access).

Unless otherwise provided in the Merger Agreement, from the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Offer Acceptance Time, neither H&E nor any of its subsidiaries nor any of its or their respective representatives will, and H&E will cause its subsidiaries and their respective officers, directors and employees not to, and shall direct any other external representatives acting on its or their behalf not to and shall not authorize any such representatives to, directly or indirectly:
•
solicit, initiate, propose or induce the making, submission or announcement of, or facilitate, assist or knowingly encourage, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•
furnish to any person any non-public information relating to the H&E Group or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the H&E Group, in connection with any Acquisition Proposal or any action that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to facilitate, assist or knowingly encourage, an Acquisition Proposal or any inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•
participate or engage in discussions, communications or negotiations with any Person with respect to an Acquisition Proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal (other than informing such persons of the non-solicitation provisions in the Merger Agreement);

•
approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal;

•
enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an acceptable confidentiality agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction (other than an acceptable confidentiality agreement), an “Alternative Acquisition Agreement”); or
•
take any action to exempt any third party from the restrictions on “business combinations” set forth in Section 203 of the DGCL (as such term is defined in Section 203 of the DGCL) or any other applicable “anti-takeover” statutes or otherwise cause such restrictions not to apply.

Notwithstanding the commencement of the No-Shop Period Start Date, H&E may continue to engage in the activities permitted during the Go-Shop Period with respect to any Excluded Party (but only for so long as such person is and remains an Excluded Party), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party prior to 11:59 p.m., Eastern Time, on February 24, 2025 (the “Cut-Off Time”), and the restrictions in the Merger Agreement will not apply with respect thereto.
From the No-Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Offer Acceptance Time, H&E will not be required to enforce, and will be permitted to grant a waiver, amendment or release under, any provision of any standstill or confidentiality agreement solely to the extent that (x) such waiver, amendment or release would allow an unsolicited Acquisition Proposal (or amendment to an unsolicited Acquisition Proposal) to be made to H&E or the H&E Board (or any committee thereof) in compliance with the Merger Agreement and (y) the H&E Board has determined that the failure to do so would be or would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.
However, from the No-Shop Period Start Date until the Offer Acceptance Time, in response to a bona fide written Acquisition Proposal that did not result from a breach of the “No Solicitation or Negotiation” provision of the Merger Agreement, H&E may:
•
directly or indirectly, through one or more of their representatives (including the Advisor), contact the person or group of persons making such Acquisition Proposal solely to clarify any ambiguous terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or would reasonably be expected to constitute, a Superior Proposal; and

•
upon a good faith determination by the H&E Board (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be or would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, participate or engage in discussions or negotiations with, furnish any non-public information relating to the H&E Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the H&E Group pursuant to an acceptable confidentiality agreement to any person or its representatives that has made or delivered to H&E such Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives, prospective debt and equity financing sources and/or their respective representatives) with such Acquisition Proposal (in each case, if requested by such Person); provided, that, prior to taking any such action, the H&E Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal; provided, however, that (x) H&E will substantially concurrently provide to URI and its representatives any non-public information that is provided to any person or its representatives given such access that was not previously made available to URI and (y) the H&E Group shall not provide (and shall not permit any of their respective representatives to provide) any competitively sensitive non-public information to any person who is or whose controlled affiliates are a competitor of the H&E Group, except in accordance with customary “clean room” or other similar procedures designed to manage the disclosure of competitively sensitive information.

On the No-Shop Period Start Date, H&E shall deliver to URI a written notice setting forth (A) the identity of each Excluded Party and (B) a copy of the proposed agreement in respect of the Acquisition Proposal made by such Excluded Party. H&E agrees that it will not, and will cause its subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date of the Merger Agreement which prohibits H&E from complying with the notice requirements of the Merger Agreement.

Any time prior to the Offer Acceptance Time, H&E will promptly (and, in any event, within 24 hours) notify URI if any inquiries, offers or proposals or requests for non-public information or discussions that constitute or could reasonably be expected to lead to an Acquisition Proposal are received by H&E or any of its representatives. Such notice must include (A) the identity of the person making such inquiries, offers or proposals, (B) a summary of the material terms and conditions of such inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (C); and (C) copies of any written materials relating thereto provided to H&E or its representatives, including an unredacted copy of any written Acquisition Proposal or amendment thereto. Thereafter, H&E must keep URI reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided to H&E or its representatives) and the status of any such discussions or negotiations.
For purposes of the Merger Agreement, “Acquisition Proposal” means any indication of interest, inquiry, offer or proposal (other than, in each case, any inquiry, offer or proposal by URI or Merger Sub) to engage in any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) any direct or indirect purchase or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than URI and Merger Sub pursuant to the Merger Agreement), whether from H&E or any other person(s), of securities representing more than 20% of the total outstanding equity securities (or instruments convertible into or exercisable or exchangeable for, such equity securities) of H&E (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 20% of the total outstanding equity securities (or instruments convertible into or exercisable or exchangeable for, such equity securities) of H&E (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase, license or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than URI and Merger Sub pursuant to the Merger Agreement) of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the H&E Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving H&E pursuant to which any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than URI and Merger Sub pursuant to the Merger Agreement) would hold securities representing more than 20% of the total outstanding equity securities of H&E (by vote or economic interests) after giving effect to the consummation of such transaction (collectively, an “Acquisition Transaction”).
For purposes of the Merger Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the H&E Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty and timing of closing) and the identity of the person making the proposal and other aspects of the Acquisition Proposal that the H&E Board deems relevant, and (ii) if consummated, would be more favorable, from a financial point of view, to the stockholders of H&E than the transactions contemplated by the Merger Agreement, including the Offer and the Merger (taking into account any revisions to the Merger Agreement made or proposed in writing by URI prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
For the purposes of the Merger Agreement, “Excluded Party” means any person (i) who submits an Acquisition Proposal to H&E or any of its representatives after the date of the Merger Agreement and prior to the No-Shop Period Start Date and (ii) whose Acquisition Proposal is determined by the H&E Board, in good faith, prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor), to be, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that any person will immediately cease to be an Excluded Party (and the provisions of the Merger Agreement applicable to Excluded Parties will cease to apply with respect to such Person) if

(1) such Acquisition Proposal is withdrawn by such person, (2) such Acquisition Proposal, in the good faith determination of the H&E Board (after consultation with its outside counsel and its financial advisor), no longer is or would no longer be reasonably expected to lead to a Superior Proposal or (3) such Acquisition Proposal is not determined by the H&E Board, in good faith (after consultation with its outside counsel and its financial advisor), to be a Superior Proposal within five business days following the No-Shop Period Start Date.
Change of Recommendation
Except as discussed below, the H&E Board may not:
•
withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the H&E Board Recommendation in a manner adverse to URI;

•
adopt, approve, recommend or otherwise declare advisable an Acquisition Proposal or approve, recommend, declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement;

•
fail to include the H&E Board Recommendation in the Schedule 14D-9 or, if any Acquisition Proposal (other than an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2) has been made public, fail to reaffirm the H&E Board Recommendation upon written request of URI within the earlier of three business days prior to the then scheduled Expiration Date or five business days after URI requests in writing such reaffirmation with respect to such Acquisition Proposal (provided, that any action expressly permitted by the Merger Agreement will be deemed to not be a failure to reaffirm the H&E Board Recommendation; and provided further, however that URI may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently modified in which case URI may make such request once each time such a modification is made);

•
with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, fail to recommend unequivocally against acceptance of such offer within 10 business days of commencement of such offer (or within ten business days of a material modification of such offer);

•
agree, authorize or commit to do any of the foregoing (any action described in this bullet point and the preceding bullet points, a “H&E Board Recommendation Change”); or

•
cause or permit the H&E Group to enter into an Alternative Acquisition Agreement.

However, prior to the Offer Acceptance Time, the H&E Board may affect an H&E Board Recommendation Change in response to any Intervening Event if and only if:
•
the H&E Board determines in good faith, after consultation with outside legal counsel, that an Intervening Event has occurred and that a failure to effect an H&E Board Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable law;

•
H&E has provided prior written notice to URI at least four business days in advance of effecting an H&E Board Recommendation Change (the “Event Notice Period”) to the effect that the H&E Board (or a committee thereof) has resolved to effect an H&E Board Recommendation Change, which notice will specify the applicable Intervening Event in reasonable detail; and

•
prior to effecting such H&E Board Recommendation Change, H&E and its representatives, during such Event Notice Period, must have (A) negotiated with URI and its representatives in good faith (to the extent that URI desires to so negotiate) to allow URI to offer such adjustments to the terms and conditions of the Merger Agreement to obviate the need to effect an H&E Board Recommendation Change, in response to such Intervening Event; (B) taken into account any adjustments to the terms and conditions of the Merger Agreement proposed by URI and other information provided by URI in response to the notice described in the preceding bullet, in each case, that are offered in writing by URI, no later than 11:59 p.m., Eastern Time, on the last day of the Event Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by H&E; and (C) thereafter determined in good faith, after consultation with outside legal counsel, that a failure to effect an H&E Board Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable law; provided that in the event of any modifications to such Intervening Event, H&E will be required to deliver a new written notice to URI and to comply with the requirements of the section of the Merger Agreement described in this paragraph with respect to such new written notice (it being understood that the “Event Notice Period” in respect of such new written notice will be two business days).
Additionally, prior to the Offer Acceptance Time, if H&E has received a bona fide written Acquisition Proposal that did not result from a material breach of the go-shop and non-solicitation provisions of the Merger Agreement that has not been withdrawn, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the H&E Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the H&E Board may (A) effect an H&E Board Recommendation Change with respect to such Superior Proposal; or (B) authorize H&E to terminate the Merger Agreement in accordance with its terms to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of the Merger Agreement; provided, however, that the H&E Board (or a committee thereof) will not take any action described in the foregoing clauses (A) or (B) unless
•
the H&E Board determines in good faith, after consultation with outside legal counsel, that a failure to effect an H&E Board Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law;

•
H&E has delivered a written notice to URI at least four business days in advance of effecting an H&E Board Recommendation Change or terminating the Merger Agreement (the “Proposal Notice Period”) to the effect that the H&E Board (or a committee thereof) has (A) determined that the Acquisition Proposal that is the basis of the proposed action of the H&E Board constitutes a Superior Proposal and (B) resolved to effect an H&E Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will include a copy of the proposed agreement in respect of the Acquisition Proposal and specify the identity of the person or “group” of persons making such Acquisition Proposal; and (ii) prior to effecting such H&E Board Recommendation Change or termination, H&E and its representatives, during the Proposal Notice Period, must have negotiated with URI and its representatives in good faith (to the extent that URI desires to so negotiate) to offer (in a manner that would constitute a binding agreement between the parties if accepted by H&E) such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any modifications to such Acquisition Proposal, H&E will be required to deliver a new written notice to URI (it being understood that the “Proposal Notice Period” in respect of such new written notice will be two business days); and

•
in the event of any termination of the Merger Agreement in order to cause or permit the H&E Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, H&E will have validly terminated the Merger Agreement in accordance with its terms, including paying H&E Termination Fee (as defined below).

For purposes of the Merger Agreement, “Intervening Event” means a material event, fact, circumstance, development or occurrence with respect to H&E and its subsidiaries or the business of H&E and its subsidiaries, in each case taken as a whole, that (i) was not known to, or reasonably foreseeable by, the H&E Board as of the date of the Merger Agreement, and (ii) first becomes actually known to the H&E Board after the date of the Merger Agreement and prior to the Offer Acceptance Time; provided that none of the following shall be deemed to constitute an Intervening Event: (A) any event, fact, circumstance, development or occurrence that involves or relates to (x) any Acquisition Proposal (or any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal) or (y) the mere fact, in and of itself, that H&E meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of Shares or the credit rating of H&E (it being understood that the underlying cause of any of the foregoing in this clause (y) may be considered and taken into account), (B) any event, fact, circumstance, development or occurrence that results from the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or any actions required to be taken or to be refrained from being taken pursuant to the Merger Agreement, or (C) any change in GAAP or in any applicable law or any event, change, development, circumstance, fact or effect that is the result of factors generally affecting the industries in which H&E and its subsidiaries operate, in the geographic markets in which they operate or where their products or services are sold.
Nothing in the Merger Agreement will prohibit H&E or the H&E Board (or a committee thereof) from (i) taking and disclosing to the stockholders of H&E a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the H&E Board (or a committee thereof) to the stockholders of H&E pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (ii) making any disclosure to the stockholders of H&E as required by applicable law, regulation or stock exchange rule or listing agreement.
Filings, Consents and Approvals
Subject to the terms and conditions set forth in the Merger Agreement, URI and Merger Sub, on the one hand, and H&E, on the other hand, have agreed to use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:
•
with respect to antitrust laws, (1) obtaining all consents, waivers, approvals, orders and authorizations from governmental authorities; and (2) making all registrations, declarations and filings with governmental authorities, in each case, that are necessary or advisable to consummate the Merger;

•
obtaining all consents, waivers and approvals and delivering all notifications pursuant to any material contracts in connection with the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, so as to maintain and preserve the benefits to the Surviving Corporation of such material contracts as of and following the consummation of the Offer and the Merger; and

•
executing and delivering any contracts and other instruments that are reasonably necessary to consummate the Merger.

Additionally, subject to the terms and conditions of the Merger Agreement, neither URI or Merger Sub, on the one hand, nor H&E, on the other hand, will take any action, or omit to take any action, which action or omission is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting (i) the consummation of the Merger; or (ii) the ability of such parties to fully perform their obligations pursuant to the Merger Agreement.
Neither H&E nor any of its subsidiaries shall be required to (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a guarantee) or concede anything of value, (ii) amend or otherwise modify any contract or make any accommodation, commitment or incur any liability or obligation to any third party, or (iii) agree or commit to do any of the foregoing, in each case in connection with obtaining any third-party consent to any contract; provided, however, that upon the written request of URI, H&E will (and will cause its subsidiaries to) use reasonable best efforts to take any such actions so long as the effectiveness of such action is contingent on the Closing and the cost thereof would be borne by URI or the Surviving Corporation.
Employee Matters; Employee Benefits
Pursuant to the Merger Agreement, URI will acknowledge and agree that a “change in control” (or similar phrase) within the meaning of each of the H&E employee plans, as applicable will occur as of the Effective Time. From and after the Effective Time, the Surviving Corporation will (and URI will cause the Surviving Corporation to) honor all of the H&E employee plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such H&E employee plans in accordance with their terms or if otherwise permitted pursuant to applicable Law.
Pursuant to the Merger Agreement, from and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of an employee of the Company Group who, as of and immediately following the Effective Time, continues employment with URI, the Surviving Corporation or any of their respective subsidiaries (each, a “Continuing Employee”)), the Surviving Corporation and its Subsidiaries will (and URI will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with compensation and benefits that are substantially comparable to those provided by URI or its Affiliates to similarly situated employees of URI or its Affiliates (excluding defined benefit pension plans and stock-based compensation); provided, that to the extent any Continuing Employee is provided with compensation and benefits that are substantially the same as those provided to such Continuing Employee by H&E immediately prior to the Closing Date, then the foregoing covenant will be deemed to be satisfied by URI.
Pursuant to the Merger Agreement, to the extent that a URI benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and URI will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual and determining severance amounts, except that (i) such service need not be credited to the extent that it would result in duplication of coverage or benefits, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous H&E employee plan, and (iii) no service shall be required to be credited under any plan that provides for defined benefit pension, or post-employment or retiree welfare benefits. The Surviving Corporation shall use commercially reasonable efforts to ensure that (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such plans (the “New Plan”) replaces coverage previously provided under a comparable H&E employee plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); and (ii) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
Pursuant to the Merger Agreement, prior to the Effective Time, if requested by URI in writing no later than ten days prior to the Effective Time, to the extent permitted by the terms of the plan and by applicable Law, H&E will terminate its tax-qualified defined contribution plan effective immediately prior to the Effective Time, subject to the occurrence of the Effective Time and subject to URI first providing H&E with confirmation that Continuing Employees will be eligible to participate in a tax-qualified defined contribution plan of URI immediately following the Effective Time and that employee loans balances will be eligible for rollover into such URI plan. In the event that URI requests that H&E’s tax-qualified defined contribution plan be terminated (the form and substance of which will be subject to review and approval by URI), such termination shall occur no later than the day immediately preceding the Effective Time.
Pursuant to the Merger Agreement, prior to making any written communications (including written talking points to be used in connection with oral discussions or communications) to the directors, officers or employees of the Company Group pertaining to compensation or benefit matters that are affected by the transactions contemplated by the Merger Agreement, H&E shall provide URI with a copy of the intended communication, URI shall have a reasonable period of time to review and comment on the communication, and H&E shall consider any such comments in good faith.

Indemnification of Officers and Directors
The Surviving Corporation and its subsidiaries will (and URI will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of the H&E Group pursuant to any indemnification agreements between a member of the H&E Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the H&E Group prior to the Effective Time) (collectively, the “Indemnified Persons”) that are made available to URI for any acts or omissions by such Indemnified Persons occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and URI will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation from liabilities and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charter, the bylaws and the other similar organizational documents of the subsidiaries of H&E, as applicable, as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.
Without limiting the generality of the provisions set forth above, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and URI will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law and the charter, the bylaws and the other similar organizational documents of the subsidiaries of H&E, as applicable, as of the date of the Merger Agreement, or pursuant to any indemnification agreements with H&E and any of its subsidiaries in effect on the date of the Merger Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, to the extent that such legal proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the H&E Group or its affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by H&E or URI and Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to URI a written notice asserting a claim for indemnification pursuant to the Merger Agreement, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such legal proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time; and (B) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such legal proceeding promptly after receipt by URI or the Surviving Corporation of a written request for such advancement to the fullest extent permitted under applicable law and the organizational documents of the H&E Group, as applicable.
Prior to the Effective Time, H&E shall purchase a prepaid “tail” policy with respect to H&E’s directors’ and officers’ liability insurance that are no less favorable than H&E’s existing policies, so long as the aggregate cost for such “tail” policy does not exceed 300% of the amount paid by H&E for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). URI shall cause the Surviving Corporation to maintain such “tail” policies in full force and effect and to continue to honor the obligations thereunder. If H&E or the Surviving Corporation fails to obtain such “tail” insurance policies as of the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and URI will cause the Surviving Corporation to) maintain in effect the D&O insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O insurance. In satisfying its obligations hereof, the Surviving Corporation will not be obligated to pay annual premiums in excess of the Maximum Annual Premium. If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum

Annual Premium from an insurance carrier with the same or better credit rating as H&E’s directors’ and officers’ liability insurance carrier on the date of the Merger Agreement.
If URI, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any person, then proper provisions will be made so that the successors and assigns of URI, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of URI and the Surviving Corporation described above.
Takeover Laws
H&E and the H&E Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no takeover statute is or becomes applicable to the Merger; and (b) if any takeover statute becomes or is deemed applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to eliminate or minimize or make inapplicable the effect of such statute or regulation on the Merger.
Rule 14d-10(d) Matters
Prior to the Offer Acceptance Time, the compensation committee of the H&E Board shall (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, each plan, program, agreement or arrangement between URI, H&E or their respective controlled affiliates and any of the current or former officers, directors or employees of H&E that are entered into or established on or before the date of the Merger Agreement or are entered into or established after the date of the Merger Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and (b) take all steps reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to each such plan, program, agreement or arrangement.
Financing Covenant
Any debt financing obtained by URI or Merger Sub in connection with the transactions contemplated by the Merger Agreement (the “Debt Financing”), or any alternative financing, is not a condition to the Offer or the Merger. The Merger Agreement provides that URI and its affiliates shall use reasonable best efforts to take, or cause to be taken, all actions, and use reasonable best efforts to do, or cause to be done, all things reasonably necessary or advisable, to arrange and obtain the Debt Financing and to consummate the Debt Financing on or prior to the Closing Date, including using reasonable best efforts to (i) comply with and maintain in effect the Commitment Letter; (ii) satisfy, or obtain a waiver thereof, on a timely basis the conditions precedent expressly set forth or referred to in the Commitment Letter (the “Commitment Conditions”) to the extent within the control of URI and its affiliates; (iii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing to the extent required to pay the Required Amount (after taking into account any cash on hand, available lines of credit (including under H&E’s existing revolving credit and securitization facilities) and other sources of immediately available funds), which shall reflect the terms contained in the Commitment Letter (including any “market flex” provisions (if any) related thereto) or on such other terms acceptable to URI that would not constitute an Adverse Effect on Financing (as defined below) as compared to those set forth in the Commitment Letter; and (iv) in the event that the Offer Conditions (as defined below) have been satisfied or waived or, upon funding would be satisfied, consummate the Debt Financing.
URI and its affiliates shall give H&E prompt notice of any material breach, repudiation or threatened material breach or repudiation by any party to the Commitment Letter of which URI or its affiliates becomes aware; provided that none of URI or Merger Sub shall be required to disclose or provide any such information, the disclosure of which, in the judgement of URI upon advice of outside counsel, is subject to attorney-client privilege or which would be in violation of any confidentiality obligation.

In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Commitment Letter (including the flex provisions (if any)) (other than as a result of H&E’s breach of any provision of the Merger Agreement or failure to satisfy the conditions set forth therein), then URI and its affiliates shall (i) promptly notify H&E thereof and the reasons therefor, (ii) use reasonable best efforts to obtain alternative financing on terms and conditions, taken as a whole, no less favorable to URI than the Commitment Conditions, not involving any conditions that would constitute an Adverse Effect on Financing (as defined below) as compared to those set forth in the Commitment Letter, that, when taken together with the portion of the Debt Financing that remains available and any cash on hand, available lines of credit (including under H&E’s existing revolving credit and securitization facilities) and other sources of immediately available funds, is at least equal to the Required Amount, as promptly as practicable following the occurrence of such event, and (iii) use reasonable best efforts to obtain, and when obtained, provide H&E with a true and complete copy of, a new financing commitment that provides for such alternative financing.
Without the prior written consent of H&E, URI and its affiliates shall not amend, modify, supplement, restate, assign, substitute or replace the Commitment Letter or any documents contemplated by the Debt Financing if such amendment, modification, supplement, restatement, assignment, substitution or replacement would (A) impose additional conditions precedent or expand upon the conditions precedent to the funding of the Debt Financing, (B) reduce the amount of the Debt Financing or the net cash proceeds available from the Debt Financing to an amount that is less than the Required Amount (after taking into account any cash on hand, available lines of credit (including under H&E’s existing revolving credit and securitization facilities) and other sources of immediately available funds), (C) prevent or materially delay or make materially less likely the funding of the Debt Financing (or the satisfaction of the Commitment Conditions) on the Closing Date or materially impair, delay or prevent the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (D) materially adversely affect URI’s ability to consummate the transactions contemplated by the Merger Agreement, including the Offer and the Merger or (E) materially adversely impact the ability of URI or any of its affiliates’ to enforce their respective rights against the sources of Debt Financing or any of the other parties to the Commitment Letters or the definitive agreements with respect thereto (clauses (A) through (E), each an “Adverse Effect on Financing”).
For purposes of the Merger Agreement, “Required Amount” means the minimum amount sufficient to finance (i) the payment of the aggregate Per Share Price, the H&E PSU Consideration and H&E RSA Consideration to which holders of Shares, H&E PSUs and Single-Trigger RSAs will be entitled at the Effective Time pursuant to the Merger Agreement and (ii) the payment of all fees and expenses, in the case of each of clauses (i) and (ii), to the extent required to be paid by URI or Merger Sub on the Closing Date in connection with consummation of the transactions contemplated by the Merger Agreement, including the Offer, the Merger, repaying all principal, interest and fees outstanding under H&E’s credit agreement and the redemption and/or discharge (the minimum amount sufficient to finance such payments, the “Required Amount”).
Financing Cooperation
H&E will, and will cause its subsidiaries to, use reasonable best efforts (at URI’s sole cost and expense) to, and use reasonable best efforts to cause representatives of itself and its subsidiaries to, provide such cooperation as is customary and reasonably requested by URI in connection with any Debt Financing, which cooperation will include:
•
as promptly as practicable, furnishing URI with certain financial statements and other information regarding H&E and its subsidiaries (“Required Information”) and other customary or pertinent information regarding H&E and its subsidiaries;

•
participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and drafting sessions with providers or potential providers of the Debt Financing and rating agencies during normal business hours and at mutually agreed times and locations;

•
reasonably assisting URI in the preparation of materials customarily requested to be used in connection with obtaining the Debt Financing, including rating agency presentations, road show materials, bank information memoranda, credit agreements, registration statements, prospectuses, offering memoranda, bank syndication materials, offering documents, private placement memoranda and similar documents customarily required in connection with the Debt Financing, including the marketing and syndication thereof;
•
assisting URI with URI’s preparation of pro forma financial information and projections, estimates of cost savings, synergies and post-closing adjustments;

•
reasonably cooperating with the marketing efforts for any portion of the Debt Financing, including using its reasonable best efforts to ensure that any syndication efforts benefit from its existing lending relationships and using reasonable best efforts to assist URI in obtaining any credit ratings in connection with the Debt Financing;

•
providing customary authorization letters authorizing the distribution of information provided by H&E or its subsidiaries to prospective lenders;

•
causing the independent accountants of H&E to (A) render customary “comfort letters” (including customary negative assurance comfort and change period comfort) with respect to financial information regarding H&E and its subsidiaries contained in any materials relating to the Debt Financing, (B) provide consents for use of their reports and opinions in any documents filed or furnished by URI with the SEC or in any other materials or disclosures relating to the Debt Financing in which financial information of H&E and its subsidiaries is included and (C) participate in a reasonable number of due diligence sessions;

•
delivering information and documentation related to H&E and its subsidiaries with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act of 2001 and rules adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department;

•
(A) assisting with the pledging of collateral for the Debt Financing, including by permitting the evaluation or appraisal of assets, assisting with field audits, due diligence examinations and evaluations of the current assets, inventory and cash management systems of H&E and its subsidiaries, (B) assisting with obtaining landlord waivers, consents or estoppels, and (C) assisting with obtaining releases of existing liens;

•
taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by URI to permit the consummation of the Debt Financing;

•
cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, H&E and its subsidiaries; and

•
assisting with the preparation and execution of definitive documents for the Debt Financing (including any guarantee, pledge and security documents, supplemental indentures, currency or interest rate hedging arrangements, other definitive financing documents, or other certificates or documents.

Neither H&E nor any of its subsidiaries would be required to (i) waive or amend any terms of the Merger Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Closing Date; (ii) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by URI) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Closing Date; (iv) take any action that, in the good faith determination of H&E, would unreasonably interfere with the conduct of the business of H&E and its subsidiaries in any material respect; (v) except to the extent contemplated with respect to Required Information, prepare separate financial statements to the extent not customarily prepared; (vi) adopt any resolutions, execute any consents or otherwise take any corporate or similar action to be effective prior to the Closing; (vii) provide any legal opinion on or prior to the Closing; (viii) take any action that will conflict with or violate its organizational documents or any applicable laws in any material respect or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company Group is a party or (ix) prepare or provide certain excluded information.

URI will reimburse H&E for all reasonable and documented out-of-pocket costs and expenses incurred by H&E in connection with the cooperation of H&E with the Debt Financing and indemnify and hold harmless H&E and its representatives from and against any and all losses incurred by them in connection with the arrangement of any Debt Financing (other than to the extent arising from inaccuracy of any historical financial information furnished in writing by or on behalf of H&E, its affiliates and its affiliates’ representatives), subject to customary exceptions including for gross negligence, bad faith or willful misconduct.
H&E shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to URI as may be necessary in accordance with the requirements set forth in the Merger Agreement. H&E has agreed to (A) file all reports on Form 10-K and Form 10-Q and Form 8-K (to the extent required to include financial information pursuant to Item 9.01 thereof) and (B) use its reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC. If, in connection with a marketing effort contemplated in connection with the Debt Financing, URI reasonably requests H&E to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to H&E and its subsidiaries, which URI reasonably determines (and which H&E does not unreasonably object) to include in a customary offering document for the Debt Financing, then H&E shall file a Current Report on Form 8-K containing such material non-public information.
Delisting and Deregistration
Prior to the Effective Time, H&E will cooperate with URI and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NASDAQ to cause (a) the delisting by the Surviving Corporation of the Shares from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Shares pursuant to the Exchange Act as promptly as practicable after such delisting. Following the reasonable written request of URI, to the extent URI reasonably determines that the Surviving Corporation may be required to file any quarterly or annual reports pursuant to the Exchange Act after the Closing but prior to the deregistration of the Shares under the Exchange Act, H&E shall use its reasonable best efforts to deliver to URI at least three business days prior to Closing a draft of any such reports required to be filed during such period, which is sufficiently developed such that it can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable law.
Other Covenants
The Merger Agreement contains other customary covenants, including covenants relating to third-party consents, information and access, publicity, transaction litigation, matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, the obtaining of pay-off letters and lien releases and approval of the Merger Agreement by URNA as sole stockholder of Merger Sub.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Offer Acceptance Time, by the mutual written consent of the parties.
The Merger Agreement may be terminated by either H&E or URI:
•
if any court or other governmental authority of competent jurisdiction in the United States shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting acceptance of payment for Shares pursuant to the Offer or the consummation of the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party moving to terminate the Merger Agreement will not be permitted to terminate the Merger Agreement if its breach of the Merger Agreement proximately caused the events specified herein;
•
if the Offer Acceptance Time has not occurred on or before the Termination Date; provided that in the event that the Marketing Period (as defined below) has commenced, but has not been completed as of the Termination Date, and the Effective Time has not yet occurred, then the Termination Date shall automatically be extended to the date that is five business days following the then-scheduled end date of the Marketing Period; provided, further, that if as of the Termination Date, the Regulatory Approval Condition shall not have been satisfied or waived, then the Termination Date shall automatically be extended for an additional 30 days, and such extended date shall be deemed to be the Termination Date; provided, further, that the party moving to terminate the Merger Agreement will not be permitted to terminate the Merger Agreement if its breach of the Merger Agreement proximately caused the failure of the Offer Acceptance Time to have occurred prior to the Termination Date; or

•
if the Offer (as extended in accordance with the terms of the Merger Agreement) has been withdrawn or terminated in accordance with the terms of the Merger Agreement without the acceptance for payment of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; provided, that the party moving to terminate the Merger Agreement will not be permitted to terminate the Merger Agreement if its breach of the Merger Agreement proximately caused the events specified herein.

The Merger Agreement may be terminated by URI:
•
if H&E has breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that an Offer Condition would not be satisfied, except that (A) if such breach or failure to perform is capable of being cured by the Termination Date, URI will not be entitled to terminate the Merger Agreement prior to the delivery by URI to H&E of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating URI’s intention to terminate the Merger Agreement and the basis for such termination, it being understood that URI will not be entitled to terminate the Merger Agreement if such breach or failure to perform has been cured prior to such termination and (B) the right to terminate the Merger Agreement will not be available to URI if either URI or Merger Sub is then in material breach of any of its respective representations, warranties, covenants, or agreements set forth in the Merger Agreement; or

•
at any time prior to the Offer Acceptance Time, (A) the H&E Board (or a committee thereof) has effected an H&E Board Recommendation Change, or (B) H&E enters into or causes a subsidiary thereof to enter into an alternative acquisition agreement.

The Merger Agreement may be terminated by H&E:
•
if URI or Merger Sub have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement such that an Offer Condition would not be satisfied or in a manner that would reasonably be expected to prevent URI from consummating the Offer or the Closing on or before the Termination Date, except that (A) if such breach or failure to perform is capable of being cured by the Termination Date, H&E will not be entitled to terminate the Merger Agreement prior to the delivery by H&E to URI of written notice of such breach, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating H&E’s intention to terminate the Merger Agreement and the basis for such termination, it being understood that H&E will not be entitled to terminate the Merger Agreement if such breach or failure to perform has been cured prior to such termination and (B) the right to terminate the Merger Agreement will not be available to H&E if it is then in material breach of any of its respective representations, warranties, covenants, or agreements set forth in the Merger Agreement; or

•
if at any time prior to the Offer Acceptance Time, (A) H&E has received a Superior Proposal; (B) H&E Board (or a committee thereof) has authorized H&E to enter into a definitive alternative acquisition agreement to consummate the Acquisition Transaction contemplated by that Superior

Proposal in accordance with the go-shop and non-solicitation provisions of the Merger Agreement; and (C) concurrently with such termination H&E pays H&E Termination Fee.
Effects of Termination
Any proper and valid termination of the Merger Agreement pursuant to its terms will be effective immediately upon delivery of written notice by the terminating party to the other parties. In such event, the Merger Agreement will be of no further force or effect without liability of any party (or any affiliates or their respective representatives) to the other parties, as applicable, except that (i) the Confidentiality Agreement and (ii) the Merger Agreement sections, “Manner and Notice of Termination; Effect of Termination”, “Fees and Expenses” and (iii) Article X “General Provisions” of the Merger Agreement, will survive the termination of the Merger Agreement; provided; however, that no such termination will relieve any party of any liability or damages to any other party resulting from any willful and material breach of the Merger Agreement.
H&E Termination Fees
A termination fee (the “H&E Termination Fee”) will be payable by H&E to URI under the circumstances described below.
If the Merger Agreement is validly terminated (i) by either H&E or URI in connection with a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting acceptance of payment for Shares pursuant to the Offer or the consummation of the Merger from any court or other governmental authority of competent jurisdiction in the United that is or shall have become final and nonappealable; (ii) by either H&E or URI in connection with a withdrawal or termination of the Offer (as extended in accordance with the terms of the Merger Agreement) in accordance with the terms of the Merger Agreement without the acceptance for payment of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement or (iii) by URI in connection with a breach or failure to perform by H&E in any respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that an Offer Condition would not be satisfied and an alternative acquisition proposal was publicly announced or disclosed and not withdrawn or otherwise abandoned prior to termination of the Merger Agreement, and within twelve months of the termination of the Merger Agreement, either such acquisition transaction is consummated or H&E enters into a definitive agreement providing for the consummation of such acquisition transaction which is ultimately consummated, H&E will be required to pay URI a termination fee of $127,047,785.
If the Merger Agreement is validly terminated by URI in connection with a termination for a H&E Board Recommendation Change, or by H&E in connection with a termination for entry into a definitive agreement with respect to a Superior Proposal, H&E will be required to pay URI a termination fee of $127,047,785.
However, if H&E terminates the Merger Agreement to accept and enter into a definitive agreement with respect to a Superior Proposal with (i) any person before the expiration of the Go-Shop Period or (ii) with an Excluded Party within five business days following the expiration of the Go-Shop Period, the termination fee required to be paid by H&E to URI will instead be $63,523,892.
If the H&E Termination Fee becomes payable and H&E pays the H&E Termination Fee to URI in accordance with the Merger Agreement, URI’s receipt of the Termination Fee will be the sole and exclusive remedy of URI and Merger Sub pursuant to the Merger Agreement.
Specific Performance
The parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the courts described therein, this being (subject to the provisions relating to the payment of the H&E Termination Fee) in addition to any other available remedies a party may have in equity or at law.

Fees and Expenses
Whether or not the transactions contemplated by the Merger Agreement are consummated, all costs, fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such cost, fee or expense, except as otherwise provided in the Merger Agreement.
Governing Law
The Merger Agreement is governed by Delaware law.
Confidentiality Agreements
URI and H&E entered into a confidentiality agreement dated as of November 14, 2024 (the “Original Confidentiality Agreement”). Under the terms of the Original Confidentiality Agreement, URI and H&E agreed that, subject to certain exceptions, certain non-public and/or confidential information each may make available to the other in connection with discussions concerning a possible transaction between the parties will not be disclosed or used for any other purpose. The Original Confidentiality Agreement also includes a standstill provision with a term of one year and a non-solicitation covenant with a term of two years, each of which is subject to certain customary exceptions.
URI and the Company entered into a clean team confidentiality agreement dated as of December 20, 2024 (the “Clean Team Agreement”), which contains customary provisions regarding the sharing of competitively sensitive information only among designated representatives and outside advisors of the parties.
URI and the Company agreed to amend the Original Confidentiality Agreement pursuant to the first amendment to confidentiality agreement, dated as of January 13, 2025 (the “First Amendment”, and together with the Original Confidentiality Agreement and the Clean Team Agreement, the “Confidentiality Agreements”). The First Amendment provides that, for a period of two years, neither URI nor the Company may employ or solicit for employment certain officers or employees of the other party, subject to certain customary exceptions.
The foregoing summary of the Confidentiality Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Original Confidentiality Agreement, the First Amendment and the Clean Team Agreement, filed as Exhibits (d)(2), (d)(3) and (d)(4), respectively, to the Schedule TO.
12.
Purpose of the Offer; Plans for H&E.

Purpose of the Offer
We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, H&E while allowing H&E’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. The Merger will be governed by Section 251(h) of the DGCL. Accordingly, URI, we and H&E have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a meeting of the stockholders of H&E in accordance with Section 251(h) of the DGCL, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement.
Holders of Shares who tender their Shares and have such Shares accepted for payment pursuant to the Offer will cease to have any equity interest in H&E and will no longer participate in the future growth of H&E. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in H&E and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with the DGCL.
Plans for H&E
The Merger Agreement provides that, following the Offer Acceptance Time and subject to the conditions set forth in the Merger Agreement, we will be merged with and into H&E and that, at the Effective Time until thereafter amended, (i) the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to take the form of our certificate of incorporation in effect immediately prior to the Effective Time, except that references to our name will be replaced with references to the Surviving Corporation’s name and any references to our sole incorporator will be removed and (ii) the parties will take all actions necessary so that our bylaws in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, except that references to our name will be replaced with references to the Surviving Corporation’s name. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws.”
The parties will take all actions necessary so that our directors immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation and the officers of H&E immediately prior to the Effective Time will from and after the Effective Time be the officers of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the certificate of incorporation and bylaws of the Surviving Corporation and/or applicable law. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Changes of Directors and Officers in Connection with the Offer and the Merger.” Following the consummation of the Merger, we intend to cause H&E to be delisted from NASDAQ and deregistered under the Exchange Act. See Section 13 — “Certain Effects of the Offer.”
Except as otherwise disclosed in this Offer to Purchase, we do not have any present plans or proposals, and have engaged in no negotiations, that relate to or would result in any (i) purchase, sale or transfer of a material amount of assets of H&E or any of its subsidiaries, (ii) material change in H&E’s present dividend rate or policy, indebtedness or capitalization or (iii) change in the present board of directors or management of H&E. We will continue to evaluate and review H&E and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view to determining how to optimally realize any potential benefits which arise from the relationship of the operations of H&E with those of other business units of United Rentals. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that United Rentals acquires control of H&E, United Rentals will complete such evaluation and review of H&E and will determine what, if any, changes would be desirable in light of the circumstances. Such changes could include, among other things, consolidating and streamlining certain operations and reorganizing other businesses and operations. We intend to work with H&E’s management as part of a comprehensive review of H&E’s business, operations, capitalization and management with a view to optimizing development of H&E’s potential.
13.
Certain Effects of the Offer.

Market for Shares.   If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, URI and H&E intend to consummate the Merger as soon as practicable following the Offer Acceptance Time.
NASDAQ Listing.   The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on NASDAQ because URI will be the only stockholder. NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, we intend, and will cause H&E, to delist the Shares from NASDAQ.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. As a result, H&E currently files periodic reports on account of the Shares. Subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, URI and H&E will consummate the Merger as soon as practicable following the consummation of the Offer, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of H&E’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, H&E may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) H&E is not otherwise required to furnish or file reports under the Exchange Act.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Following the Offer (and prior to the Effective Time), the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
14.
Dividends and Distributions.

As described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of H&E,” the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, except (i) as approved by URI in writing (which approval will not be unreasonably withheld, conditioned or delayed) or (ii) as expressly contemplated by the terms of the Merger Agreement or required by applicable law, H&E will not, and will cause its subsidiaries not to, declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for (i) cash dividends made by any direct or indirect wholly owned Subsidiary of H&E to H&E, or one of H&E’s other wholly owned subsidiaries or (ii) regular quarterly cash dividends that are consistent with past practice, in an amount not to exceed the amount set forth in the H&E Disclosure Letter, and with record and payment dates consistent with past practice of H&E during the prior 12 months without acceleration.
During the years ended December 31, 2023, and 2022, H&E paid quarterly cash dividends totaling $1.10 per share in each year, or approximately $40.0 million and $39.9 million, respectively. H&E intends to continue to pay regular quarterly cash dividends.
15.
Conditions to the Offer.

The Offer is not subject to any financing condition. Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of or (subject to any such rules and regulations) the payment for, any tendered Shares and, to the extent permitted by the Merger Agreement, may terminate the Offer (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any required extensions of the Offer pursuant to the Merger Agreement) if: (A) the Minimum Condition, the Termination Condition and the Regulatory Approval Condition; or (B) any of the additional conditions set forth below have not been satisfied or waived (to the extent permitted by applicable law) in writing by URI:
•
the representations and warranties of H&E (i) set forth in Section 4.1 (Organization and Good Standing); Section 4.2 (Corporate Power; Enforceability); Section 4.3 (Company Board Approval; Fairness Opinion; Anti-Takeover Laws), Section 4.6(b) (Company Capitalization — Company Equity Awards) (other than the first sentence thereof), Section 4.6(d) (Company Capitalization — Other Rights) and Section 4.24 (Brokers)) of the Merger Agreement are true and correct in all material respects as of the date of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (without giving effect to any Company Material Adverse Effect or other materiality qualifications and except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 4.6(a) (Company Capitalization — Capital Stock), the first sentence of Section 4.6(b) (Company Capitalization — Company Equity Awards), and Section 4.6(c) (Company Capitalization — Company Securities) of the Merger Agreement, are true and correct in all respected as of the Offer Acceptance Time (without giving effect to any Company Material Adverse Effect or other materiality qualifications and except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any inaccuracies that are de minimis in nature and amount relative to the fully diluted equity capitalization of H&E, (iii) set forth in Section 4.11(c) (Absence of Certain Changes) of the Merger Agreement is true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the

Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date), and (iv) set forth in the Merger Agreement (other than those referred to in (i)  — (iii) above) are true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Representation Bringdown Condition”);
•
H&E has complied with or performed in all material respects all covenants, obligations and conditions required to be performed by it under the Merger Agreement at or prior to the Offer Acceptance Time (the “Covenant Condition”);

•
since the date of the Merger Agreement, there has not occurred a Company Material Adverse Effect that is continuing (the “MAE Condition”);

•
URI has received a certificate signed on behalf of H&E by an executive officer of H&E certifying as to the satisfaction of the Representation Bringdown Condition, Covenant Condition and MAE Condition; or

•
the 12 consecutive business day marketing period for the Debt Financing (the “Marketing Period”) has commenced and ended.

The foregoing conditions (the “Offer Conditions”) are for the sole benefit of URI and Merger Sub and (except for the Minimum Condition) may be waived by URI and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of URI and Merger Sub. The failure by URI or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.
16.
Adjustments to Prevent Dilution.

If, between the date of the Merger Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately and proportionately adjusted, and such adjustment to the Offer Price shall provide to the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such action.
17.
Certain Legal Matters; Regulatory Approvals.

General
Except as described in this Section 17, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on our, URNA’s and URI’s review of publicly available filings by H&E with the SEC and other information regarding H&E, we are not aware of any governmental license or regulatory permit that appears to be material to H&E’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase.
Litigation
None.
State Takeover Statutes
Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us or URI because the H&E Board has approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203. H&E has expressly opted out of Section 203 of the DGCL in its charter and therefore the provisions of Section 203 are inapplicable to H&E.
A number of other states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation was incorporated in, and had a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that certain Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma because they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.
We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”
U.S. Antitrust Compliance
Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) in Notification and Report Forms provided by the acquiring and acquired persons, and certain waiting period requirements have been satisfied. The initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” (“ET”). As of February 4, 2021, however, the reviewing agencies temporarily suspended granting ET, and although there is a planned reinstatement date of February 10, 2025, the reviewing agencies may reinstate ET before or after that date or decline to reinstate ET entirely. The initial waiting period may also be restarted if the acquiring person voluntarily withdraws and re-files its Notification and Report Form (a “pull-and-refile”), and/or it may be extended if the reviewing agency issues a request for additional information and documentary material (a “Second Request”), in which case the waiting period expires 10 days after the date when the acquiring and acquired persons have substantially complied with that Second Request. The purchase of Shares pursuant to the Offer is subject to such requirements. H&E and URI each filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer on January 16, 2025. The required waiting period with respect to the Offer will expire at 11:59 p.m., Eastern Time on January 31, 2025, unless (a) the reviewing agencies reinstate ET and grant ET for this transaction, thereby shortening the period,

(b) the period is lengthened by a pull-and-refile, and/or (c) the period is lengthened by a reviewing agency that issues a Second Request. The Antitrust Division and the FTC assess the legality under the antitrust laws of transactions such as the acquisition of Shares by Merger Sub pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of assets of URI and/or H&E. Private parties and individual states of the United States may also bring legal actions under the antitrust laws of the United States or under state antitrust laws. URI and H&E do not believe that consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be.
Appraisal Rights
No appraisal rights are available to the holders or beneficial owners of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.
The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders and beneficial owners of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a holder or beneficial owner of Shares elects to exercise appraisal rights under Section 262 of the DGCL, such holder or beneficial owner, as applicable, must do all of the following:
•
prior to the consummation of the Offer, which is the first date on which URI irrevocably accepts for purchase the Shares tendered pursuant to the Offer, deliver to H&E a written demand for appraisal of Shares held, which demand must reasonably inform H&E of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender their Shares in the Offer; and

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders and beneficial owners desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
Stockholder Approval Not Required
Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including, among others, that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that H&E will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of H&E. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, URI and H&E will take all necessary action to effect the Merger as soon as practicable without a meeting of stockholders of H&E in accordance with Section 251(h) the DGCL.
18.
Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses and customary indemnification against certain liabilities in connection with the Offer.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither URI nor Merger Sub will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.
19.
Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such state. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such state and extend the Offer to holders of Shares in such state in compliance with applicable laws.
No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.
We and URI have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by H&E pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the H&E Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and H&E may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E.,

Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.
UR MERGER SUB VII CORPORATION
January 28, 2025

ANNEX A
CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF URI, URNA AND MERGER SUB
United Rentals, Inc.
Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Julie H. Brandt (United States)
Corporate Vice President and President, Global Commercial & Field Operations for Johnson Controls, principally located at 5757 N Green Bay Avenue, Glendale, WI 53209
(2025 – Present)
President of Johnson Controls Building Solutions North America division
(2023 – 2025)
Vice President and General Manager of Otis Elevator Company
(2020 – 2023)
Member of the Board of Directors of United Rentals, Inc.
(2025 – Present)

Marc A. Bruno (United States)
Chief Operating Officer of the U.S. Food & Facilities for Aramark Corporation, principally located at 2400 Market Street, Philadelphia, PA 19103
(2019 – Present)
Chief Operating Officer, Sports, Leisure, Corrections, Facilities, and K-12 of the U.S. Food & Facilities for Aramark Corporation
(2014 – 2019)
Member of the Board of Directors of United Rentals, Inc.
(2018 – Present)

Larry D. De Shon (United States)
Member of the Board of Directors of United Rentals, Inc.
(2021 – Present)
President and Chief Executive Officer of Avis Budget Group, Inc., principally located at 379 Interpace Parkway, Parsippany, NJ 07054
(2016 – 2019)
Member of the Board of Directors of The Hartford Financial Services Group, Inc., principally located at 690 Asylum Avenue, Hartford, CT 06155
(2020  – Present)
Member of the Board of Directors of Air New Zealand Limited, principally located at Level 11 Deloitte Centre, 80 Queen Street, Auckland.
(2020  – Present)

Michael D. Durand (United States)
Executive Vice President and Chief Operating Officer of United Rentals, Inc.
(2023 – Present)
Senior Vice President, Sales and Operations of United Rentals, Inc.
(2020 – 2023)
Senior Vice President, Operations of United Rentals, Inc.
(2015 – 2020)

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Matthew J. Flannery (United States)
President and Chief Executive Officer of United Rentals, Inc.
(2019 – Present)
President and Chief Operating Officer of United Rentals, Inc.
(2018 – 2019)
Executive Vice President and Chief Operating Officer of United Rentals, Inc.
(2012 – 2018)
Member of the Board of Directors of United Rentals, Inc.
(2019 – Present)

William “Ted” Grace (United States)
Executive Vice President and Chief Financial Officer of United Rentals, Inc.
(2022 – Present)
Interim Chief Financial Officer of United Rentals, Inc.
(2022 – 2022)
Vice President, Investor Relations of United Rentals, Inc.
(2016 – 2022)

Bobby J. Griffin (United States)
Lead Independent Director of the Board of Directors of United Rentals, Inc.
(2019 – Present)
Member of the Board of Directors of United Rentals, Inc.
(2009 – Present)
Member of the Board of Directors of Hanesbrands Inc., principally located at 1000 E. Hanes Mill Road, Winston-Salem, NC 27105
(2006 – 2023)
Member of the Board of Directors of WESCO International, Inc., principally located at 225 West Station Square Drive, Suite 700, Pittsburgh, PA 15219
(2014 – Present)
Member of the Board of Atlas Air Worldwide Holdings, Inc., principally located at 2000 Westchester Avenue, Purchase, NY 10577
(2016 – 2023)

Joli Gross (United States)
Senior Vice President, Chief Legal & Sustainability Officer, Corporate Secretary of United Rentals, Inc.
(2024 – Present)
Senior Vice President, General Counsel, Corporate Secretary and Chief Sustainability Officer of United Rentals, Inc.
(2023 – 2024)
Senior Vice President, General Counsel and Corporate Secretary of United Rentals, Inc.
(2017 – 2023)

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Kim Harris Jones (United States)
Member of the Board of Directors of United Rentals, Inc.
(2018 – Present)
Member of the Board of Directors of Fossil Group, Inc., principally located at 901 S. Central Expy. Richardson, TX 75080
(2019 – 2024)
Member of the Board of Directors of True Blue Inc., principally located at 1015 A Street, Tacoma, WA 98402
(2016 – Present)

Terri L. Kelly (United States)
Member of the Board of Directors of United Rentals, Inc.
(2018 – Present)
President and Chief Executive Officer of W.L. Gore & Associates, principally located at 555 Paper Mill Road, Newark, DE 19711
(2005 – 2018)
Member of the Supervisory Board of ASML, principally located at De Run 6501, 5504 DR, Veldhoven, The Netherlands
(2018 – Present)

Michael J. Kneeland (United States)
Chairman of the Board of Directors of United Rentals, Inc.
(2019 – Present)
President and Chief Executive Officer of United Rentals, Inc.
(2008 – 2019)
Member of the Board of Directors of Brinks Home Security, principally located at 1990 Wittington Place, Dallas, TX
(2019 – 2023)
Chairman of the Board of Directors of Gildan Activewear, Inc., principally located at 600 de Maisonneuve West, 33rd floor Montréal, Québec, H3A 3J2, Canada
(2024 – Present
Member of the Board of Directors of YRC Worldwide, Inc., principally located at P.O. Box 7270 Overland Park, KS 66207
(2011 – 2019)

Anthony S. Leopold (United States)
Senior Vice President, Chief Technology & Strategy Officer of United Rentals, Inc.
(2024 – Present)
Senior Vice President, Strategy and Digital of United Rentals, Inc.
(2021 – 2024)
Vice President, Strategy and Business of United Rentals, Inc.
(2019 – 2021)

Andrew Limoges (United States)
Vice President, Controller and Principal Accounting Officer of United Rentals, Inc.
(2018 – Present)
Director of Finance and Accounting of United Rentals, Inc.
(2017 – 2018)
Group Controller of DMGT US, located at 3 Stamford Landing, 46 Southfield Ave, Stamford, CT 06902
(2016 – 2017)

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Francisco J. Lopez-Balboa (United States)
Member of the Board of Directors of United Rentals, Inc.
(2022 – Present)
Executive Vice President and Chief Financial Officer of Cumulus Media Inc., principally located at 780 Johnson Ferry Rd NE, Suite 500, Atlanta, GA 30342
(2022 – Present)
Executive Vice President and Chief Financial Officer of TelevisaUnivision
(2015 – 2018)

Gracia Martore (United States)
Member of the Board of Directors of United Rentals, Inc.
(2017 – Present)
Director of Omnicom Group, Inc., principally located at 280 Park Avenue, New York, NY 10017
(2017 – Present)
Director, President and Chief Executive Officer of TEGNA Inc., principally located at 8350 Broad Street, Suite 2000, Tysons, VA 221012
(2011 – 2017)
Director of WestRock Company, principally located at 1000 Abernathy Road NE, Atlanta, GA 30328
(2015 – 2024)

Craig A. Pintoff (United States)	Executive Vice President and Chief Administrative Officer of United Rentals, Inc. (2017 – Present) Senior Vice President, General Counsel and Human Resources of United Rentals, Inc. (2016 – 2017)
Shiv Singh (United States)
Member of the Board of Directors of United Rentals, Inc.
(2017 – Present)
Chief Marketing & Customer Experience Officer at LendingTree, Inc., principally located at 1415 Vantage Park Drive, Suite 700, Charlotte, NC 28203
(2022 – 2023)
Senior Vice President and General Manager at Expedia Group, Inc., principally located at 1111 Expedia Group Way, W. Bellevue, Washington 98119.
(2020 – 2021)
Chief Marketing Officer of Eargo, Inc., principally located at 1600 Technology Drive, Suite 6, San Jose, California 95110
(2019 – 2020)
Founder and Chief Executive Officer of Savvy Matters LLC, principally located at 1102 Balboa Avenue, Burlingame, CA 94010
(2018 – Present)
Senior Vice President, Innovation & Strategic Partnerships at Visa Inc., principally located at 900 Metro Center Boulevard, Foster City, California 94404
(2013 – 2018)

United Rentals (North America), Inc.
Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Sybil Collins
Vice President and Treasurer of United Rentals, Inc.
(2023 – Present)
Member of the Board of Directors of United Rentals (North America), Inc.
(2023 – Present)
Managing Director in Treasury at Morgan Stanley 1585 Broadway New York, NY 10036
(2023 – 2019)

Michael D. Durand (United States)	Executive Vice President and Chief Operating Officer of United Rentals (North America), Inc. (2023 – Present) See above
Matthew J. Flannery (United States)	President and Chief Executive Officer of United Rentals (North America), Inc. (2019 – Present) Member of the Board of Directors of United Rentals (North America), Inc. (2018 – Present) See above
William “Ted” Grace (United States)
Executive Vice President and Chief Financial Officer of United Rentals (North America), Inc.
(2022 – Present)
Member of the Board of Directors of United Rentals (North America), Inc.
(2022 – Present)
See above

Joli Gross (United States)
Senior Vice President, Chief Legal & Sustainability Officer, Corporate Secretary of United Rentals (North America), Inc.
(2024 – Present)
Member of the Board of Directors of United Rentals (North America), Inc.
(2018 – Present)
See above

Anthony S. Leopold (United States)	Senior Vice President, Chief Digital & Strategy Officer of United Rentals (North America), Inc. (2024 – Present) See above
Andrew Limoges (United States)	Vice President, Controller and Principal Accounting Officer of United Rentals (North America), Inc. (2018 – Present) See above

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Craig A. Pintoff (United States)
Executive Vice President and Chief Administrative Officer of United Rentals (North America), Inc.
(2017 – Present)
Member of the Board of Directors of United Rentals (North America), Inc.
(2018 – Present)
See above

UR Merger Sub VII Corporation
Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Sybil Collins (United States)	Treasurer of UR Merger Sub VII Corporation (2025 – Present) Member of the Board of Directors of UR Merger Sub VII Corporation (2025 – Present) See above
Matthew J. Flannery (United States)	President of UR Merger Sub VII Corporation (2025 – Present) Member of the Board of Directors of UR Merger Sub VII Corporation (2025 – Present) See above
Joli Gross (United States)	Secretary of UR Merger Sub VII Corporation (2025 – Present) Member of the Board of Directors of UR Merger Sub VII Corporation (2025 – Present) See above
Craig A. Pintoff (United States)	Member of the Board of Directors of UR Merger Sub VII Corporation (2025 – Present) See above

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE
SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH
BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES
REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A
STOCKHOLDER OF H&E OR SUCH STOCKHOLDER’S BROKER, DEALER,
COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE
DEPOSITARY AS FOLLOWS:
Equiniti Trust Company, LLC
If delivering by hand, express mail, courier or other expedited service:	By mail:
Equiniti Trust Company, LLC 55 Challenger Road, Suite #200 Ridgefield Park, New Jersey 07660 Attn: LaToya Akerson/Reorganization Department	Equiniti Trust Company, LLC 55 Challenger Road, Suite #200 Ridgefield Park, New Jersey 07660 Attn: LaToya Akerson/Reorganization Department
Other Information:
Questions and requests for assistance may be directed to the Information Agent, at the address and telephone number set forth below. In addition, requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders Call Toll Free: (877) 687-1875
Banks and Brokers Call Collect: (212) 750-5833